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                           PURCHASE AND SALE AGREEMENT



                                  BY AND AMONG


                          KOCH PIPELINE COMPANY, L.P.,


                         KOCH OIL COMPANY, A DIVISION OF
                             KOCH INDUSTRIES, INC.,


                           EOTT ENERGY PARTNERS, L.P.,


                                       AND


                    EOTT ENERGY OPERATING LIMITED PARTNERSHIP




                               SEPTEMBER 21, 1998


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

                           PURCHASE AND SALE AGREEMENT
                                TABLE OF CONTENTS

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                                                                                                             ----


ARTICLE 1-DEFINITIONS.........................................................................................1

   1.01 DEFINITIONS...........................................................................................1
   1.02 CONSTRUCTION..........................................................................................1

ARTICLE 2-PURCHASE AND SALE...................................................................................1

   2.01 PURCHASE AND SALE.....................................................................................1
   2.02 INTENT OF PARTIES; FURTHER ASSURANCES.................................................................6
   2.03 CLARIFICATION REGARDING PARTIES TO AGREEMENT..........................................................6
   2.04 AGREEMENT REGARDING RECORDS...........................................................................7
   2.05 LIKE KIND EXCHANGE OPTION.............................................................................7

ARTICLE 3-CONSIDERATION FOR ASSETS............................................................................8

   3.01 CONSIDERATION AT CLOSING..............................................................................8
   3.02 ALLOCATION OF CONSIDERATION AMONG ASSETS..............................................................8

ARTICLE 4-CLOSING.............................................................................................8

   4.01 TIME AND PLACE OF CLOSING.............................................................................8
   4.02 CLOSING OBLIGATIONS...................................................................................8

ARTICLE 5-REPRESENTATIONS AND WARRANTIES OF SELLERS..........................................................10

   5.01 ORGANIZATION AND QUALIFICATION.......................................................................11
   5.02 AUTHORITY, APPROVAL AND ENFORCEABILITY...............................................................11
   5.03 NO VIOLATION OR CONSENT..............................................................................11
   5.04 ABSENCE OF CERTAIN CHANGES AND OPERATION OF ASSETS...................................................12
   5.05 MATERIAL CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS................................................13
   5.06 TITLE TO AND SUFFICIENCY OF REAL PROPERTY............................................................14
   5.07 TITLE TO AND SUFFICIENCY OF TANGIBLE PERSONAL PROPERTY...............................................14
   5.08 PERMITS..............................................................................................15
   5.09 COMPLIANCE WITH LAW..................................................................................15
   5.10 LITIGATION...........................................................................................15
   5.11 ENVIRONMENTAL AND HEALTH MATTERS.....................................................................15
   5.12 TAXES................................................................................................16
   5.13 TARIFFS AND CERTIFICATES.............................................................................16
   5.14 REGULATORY STATUS....................................................................................16
   5.15 ACCURACY OF INFORMATION..............................................................................17
   5.16 BROKERS..............................................................................................17
   5.17 LABOR MATTERS........................................................................................17
   5.18 YEAR 2000 MATTERS....................................................................................17
   5.19 SECURITIES LAW MATTERS...............................................................................17
   5.20 APPLICABLE CONTROL GROUP.............................................................................18

ARTICLE 6-REPRESENTATIONS AND WARRANTIES OF BUYER AND EOTT...................................................18

   6.01 ORGANIZATION AND QUALIFICATION.......................................................................18
   6.02 AUTHORITY, APPROVAL AND ENFORCEABILITY...............................................................18
   6.03 NO VIOLATION OR CONSENT..............................................................................18
   6.04 ACCURACY OF INFORMATION..............................................................................19
   6.05 BROKERS..............................................................................................19
   6.06 PUBLIC DOCUMENTS.....................................................................................19



                                       i
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
   6.07 ORGANIZATIONAL DOCUMENTS.............................................................................19
   6.08 CAPITALIZATION.......................................................................................20
   6.09 VALIDITY OF SECURITIES...............................................................................20
   6.10 ABSENCE OF CERTAIN CHANGES...........................................................................20
   6.11 REGISTRATION RIGHTS..................................................................................21
   6.12 LITIGATION...........................................................................................21

ARTICLE 7-COVENANTS OF SELLERS...............................................................................21

   7.01 OPERATION OF ASSETS PRIOR TO THE CLOSING DATE........................................................21
   7.02 HSR ACT COMPLIANCE...................................................................................22
   7.03 FULFILLMENT OF CLOSING CONDITIONS....................................................................22
   7.04 ACCESS TO BUSINESS...................................................................................22
   7.05 AGREEMENT REGARDING TITLE DEFECTS, CONSENTS AND EASEMENT GAPS........................................23
   7.06 TITLE COMMITMENTS AND POLICIES.......................................................................24
   7.07 PREFERENTIAL PURCHASE RIGHTS.........................................................................24

ARTICLE 8-COVENANTS OF BUYER.................................................................................25

   8.01 HSR ACT COMPLIANCE...................................................................................25
   8.02 FULFILLMENT OF CLOSING CONDITIONS....................................................................25
   8.03 LISTING OF COMMON UNITS..............................................................................25
   8.04 TARIFF ADOPTION......................................................................................25

ARTICLE 9-CONDITIONS TO CLOSING AND TERMINATION..............................................................25

   9.01 CONDITIONS TO OBLIGATION OF BUYER....................................................................25
   9.02 CONDITIONS TO OBLIGATION OF SELLERS..................................................................27
   9.03 TERMINATION..........................................................................................28
   9.04 EFFECT OF TERMINATION................................................................................29
   9.05 SURVIVAL.............................................................................................29

ARTICLE 10-ADDITIONAL AGREEMENTS OF THE PARTIES..............................................................29

   10.01 INDEMNIFICATION.....................................................................................29
   10.02 AGREEMENT REGARDING KNOWN AND UNKNOWN ENVIRONMENTAL CONTAMINATION...................................34
   10.03 COOPERATION AND PRESERVATION OF BOOKS AND RECORDS...................................................39
   10.04 RECEIPTS AND CREDITS................................................................................40
   10.05 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES......................................................40
   10.06 TRANSFER TAXES......................................................................................40
   10.07 EMPLOYMENT AND BENEFIT MATTERS......................................................................41
   10.08 AGREEMENT REGARDING PHYSICAL INVENTORY AND MINIMUM INVENTORY REQUIREMENTS...........................43
   10.09 IMBALANCES..........................................................................................43
   10.10 DISCLAIMERS.........................................................................................43
   10.11 USE OF KOCH'S NAME..................................................................................44
   10.12 REGISTRATION RIGHTS OF SELLERS......................................................................44
   10.13 POST-CLOSING ASSIGNMENT OF TELECOMMUNICATION RIGHTS.................................................47
   10.14 COOPERATION REGARDING LITIGATION....................................................................48
   10.15 AGREEMENT REGARDING CHASE PIPELINE..................................................................48

ARTICLE 11-MISCELLANEOUS.....................................................................................49

   11.01 GOVERNING LAW.......................................................................................49
   11.02 ENTIRE AGREEMENT....................................................................................49
   11.03 WAIVER..............................................................................................49
   11.04 CAPTIONS............................................................................................49
   11.05 ASSIGNMENT..........................................................................................49
   11.06 NOTICES.............................................................................................49
   11.07 EXPENSES............................................................................................50



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
   11.08 SEVERABILITY........................................................................................50
   11.09 AMENDMENT...........................................................................................51
   11.10 FURTHER ACTIONS.....................................................................................51
   11.11 THIRD-PARTY BENEFICIARIES...........................................................................51
   11.12 INJUNCTIVE RELIEF; CUMULATIVE REMEDIES..............................................................51
   11.13 COUNTERPARTS; EXHIBITS..............................................................................51
   11.14 PUBLICITY...........................................................................................51
   11.15 GOOD FAITH..........................................................................................52

EXHIBITS:

A        -        Koch Pipeline Property
                  Part I:           Narrative Description of Pipeline Systems
                  Part II:          Map of Pipeline Systems
                  Part III:         Koch Pipeline Fee Acreage
                  Part IV:          Koch Pipeline Leases
                  Part V:           Koch Pipeline Easements
                  Part VI:          Certain Koch Pipeline Tangible Personal Property
                  Part VII:         Certain Koch Pipeline Contracts
                  Part VIII:        Certain Intellectual Property Rights and Software
B        -        Koch Oil Property
                  Part I:           Narrative Description of Koch Oil Pipelines
                  Part II:          Map of Koch Oil Pipelines
                  Part III:         Koch Oil Fee Acreage
                  Part IV:          Koch Oil Leases
                  Part V:           Koch Oil Easements
                  Part VI:          Certain Koch Oil Tangible Personal Property
                  Part VII:         Certain Koch Oil Contracts
                  Part VIII:        Certain Intellectual Property Rights and Software
C        -        Excluded Assets
4.02(c)  -        Form of Transition Services Agreement
4.02(d)  -        Form of Crude Oil Supply and Terminalling Agreement
4.02(l)  -        Principal Terms of Non-Competition Agreement and Preferred Supplier Agreement

SCHEDULES:

2.01(c)  -        Koch Oil Operations Areas
5.03     -        Approvals and Notices
5.04     -        Absence of Certain Changes
5.05     -        Material Contracts
5.08     -        Certain Matters Relating to Permits
5.09(b)  -        Physical Defects
5.10     -        Litigation
5.11     -        Environmental and Health Matters
6.10     -        Absence of Certain Changes
10.07    -        Employment and Benefit Matters
10.08    -        Physical Inventory



                                       iv
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                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement ("Agreement") is made and entered into on this 21st day of September, 1998, by and between KOCH PIPELINE COMPANY, L.P., a Delaware limited partnership ("Koch Pipeline"), KOCH OIL COMPANY, a division of Koch Industries, Inc., a Kansas corporation ("Koch Oil"), EOTT ENERGY OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("EOTT"), and EOTT ENERGY PARTNERS, L.P., a Delaware limited Partnership ("EEP" or "Buyer"). Koch Pipeline and Koch Oil are sometimes herein referred to individually as a "Seller" and collectively as the "Sellers." In addition, Koch Pipeline, Koch Oil, EOTT and EEP are sometimes herein referred to individually as a "Party" and collectively as the "Parties."


                                     RECITAL

         Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, certain properties and related assets on the terms and conditions set forth in this Agreement.


                                   AGREEMENTS

         NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         1.01 DEFINITIONS. Each capitalized term used herein shall have the meaning given such term in Attachment I.

         1.02 CONSTRUCTION. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Attachments, Schedules or Exhibits refer to the Attachments, Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; and (d) the word "including" means "including, without limitation."


                                    ARTICLE 2
                                PURCHASE AND SALE

         2.01 PURCHASE AND SALE. (a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, but effective as of (i) 12:01 a.m., Central Time, on the Closing Date if the Closing Date is on the first day of a calendar month or (ii) 11:59 p.m., Central Time, on the

Closing Date if the Closing Date is on the last day of a calendar month (the effective time of such Closing being herein referred to as the "Effective Time"), (A) Koch Pipeline agrees to sell, assign, transfer and convey, or cause to be sold, assigned, transferred or conveyed, to Buyer (or Buyer's designee), and Buyer agrees to purchase and pay for, the Koch Pipeline Property and (B) Koch Oil agrees to sell, assign, transfer and convey, or cause to be sold, assigned, transferred or conveyed, to Buyer (or Buyer's designee), and Buyer agrees to purchase and pay for, the Koch Oil Property.

         (b) As used herein, the term "Koch Pipeline Property" shall mean the following property and assets (other than the Excluded Assets), whether real, personal or mixed, known or unknown (including any rights to occupy real property, whether by adverse possession, prescriptive rights or otherwise), all of which are owned or held for use by Koch Pipeline and/or its Affiliates primarily in connection with (i) the ownership and operation by Koch Oil and its Affiliates of the Koch Oil Property or the conduct by Koch Oil of the Koch Oil Operations or (ii) the ownership and operation of those certain crude oil pipeline systems (collectively, the "Pipeline Systems") described in detail in the narrative descriptions contained in Part I of Exhibit A and the maps depicted on Part II of Exhibit A, including the following:

                  (i) The property held in fee by Koch Pipeline and described on
         Part III of Exhibit A (collectively, the "Koch Pipeline Fee Acreage");

                  (ii) The station site leases and other leases (the "Koch Pipeline Leases") more particularly described on Part IV of Exhibit A;

                  (iii) Any and all fixtures and appurtenances to real property that are located on the Koch Pipeline Fee Acreage, Koch Pipeline Leases or the Koch Pipeline Easements and which are primarily used or held for use by Koch Pipeline and/or its Affiliates in connection with the maintenance, ownership, and operation of the Pipeline Systems and/or the Koch Oil Operations, including any buildings, pipelines, structures, storage facilities, loading terminals, pumping facilities, and tanks, but excluding the fixtures and appurtenances of others located on such Real Property (collectively, the "Koch Pipeline Improvements");

                  (iv) The easements, rights-of-way, property use agreements and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Entities), more particularly described on Part V of Exhibit A (the "Koch Pipeline Easements"). The Koch Pipeline Fee Acreage, Koch Pipeline Leases, Koch Pipeline Improvements and Koch Pipeline Easements are sometimes referred to collectively herein as the "Koch Pipeline Real Property" and shall include any and all rights, privileges, benefits, powers, tenements, hereditaments and appurtenances conferred upon the owner and holder of such real property interests;

                  (v) To the extent same do not constitute Koch Pipeline Improvements, any and all fittings, meters, cathodic protection ground beds, anodes, rectifiers, transformers, other cathodic or electric protection devices, machinery, equipment (including spill response equipment), pumps, engines, compressors, pipes, valves, connections, regulators, gates, telecommunication facilities and equipment, lines, wires, radios, spare parts, office equipment, computer hardware, vehicles, furniture, supplies, chemicals, tools and all other tangible personal property (other than tangible personal property held under lease by Koch

         Pipeline) (A) presently located on the Koch Pipeline Real Property and/or Koch Oil Real Property, but excluding the assets of others located at such locations, or (B) wherever located, in each case if such tangible personal property is used or held for use by Koch Pipeline and/or its Affiliates primarily in connection with the ownership and operation of the Pipeline Systems, including the tangible personal property described on Part VI of Exhibit A (the "Koch Pipeline Tangible Personal Property");

                  (vi) Custody of, and any ownership interest of Koch Pipeline in and to, any line fill, crude oil, condensate or tank heels located, as of the Effective Time, in the Pipeline Systems or any other facilities comprising a part of the Koch Pipeline Property or the Koch Oil Property, excepting overages or shortages attributable to the period prior to the Closing Date, as more particularly provided for in
         Section 10.09;

                  (vii) Any and all contracts, agreements, leases and other legally binding rights and obligations of Koch Pipeline that are used or held for use primarily in connection with the ownership and operation of the Pipeline Systems, including any leases involving tangible personal property and the agreements described on Part VII of Exhibit A, but excluding those contracts and agreements constituting Koch Pipeline Leases and Koch Pipeline Easements (the "Koch Pipeline Contracts");

                  (viii) The intellectual property rights and related computer software described on Part VIII of Exhibit A;

                  (ix) Any and all permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by any Governmental Entity to Koch Pipeline or its predecessors in interest, in each case to the extent same are assignable and are used or held for use primarily in connection with the ownership and operation of the Pipeline Systems and/or the Koch Oil Operations (as distinct from general corporate and other similar authorizations not specific to the ownership and operation of the Pipeline Systems and/or the conduct of the Koch Oil Operations, such as qualifications to transact business) (the "Koch Pipeline Permits"); and

                  (x) Such records and documents relating to the ownership, condition or operation of the Koch Pipeline Property as the Parties may determine pursuant to Section 2.04 to be a part of the Koch Pipeline Property (the "Koch Pipeline Records"); it being agreed, however, that Koch Pipeline shall be entitled to retain a copy of any Koch Pipeline Records and that the Koch Pipeline Records shall not include any records or documents that are (A) proprietary in nature, (B) covered by the attorney-client privilege or work product doctrine or (C) not readily severable from Sellers' general records.

         (c) As used herein, the term "Koch Oil Property" means the following property and assets (other than the Excluded Assets), whether real, personal or mixed, known or unknown (including any rights to occupy real property, whether by adverse possession, prescriptive rights or otherwise), all of which are owned or held for use by Koch Oil and/or its Affiliates primarily in connection with,
(i) the ownership and operation by Koch Pipeline of the Pipeline Systems or the Koch Pipeline Property, or (ii) Koch Oil's operations in the areas listed on
Schedule 2.01(c) that involve the purchase, sale, exchange, transportation, gathering or storage of crude oil or condensate, including the ownership and operation of the pipeline systems described in detail in the narrative descriptions contained in Part I of Exhibit B and the maps depicted on Part II of Exhibit B, or (iii) Koch Oil's or its Affiliate's ownership and operation of its Natural Gas Processing Plant in Kern County, California (such operations of Koch Oil being herein referred to as the "Koch Oil Operations"), including the following:

                  (i) The property held in fee by Koch Oil and described on Part III of Exhibit B (collectively, the "Koch Oil Fee Acreage");

                  (ii) The station site leases and other leases (the "Koch Oil Leases") more particularly described on Part IV of Exhibit B;

                  (iii) Any and all fixtures and appurtenances to real property that are located on the Koch Oil Fee Acreage, the Koch Oil Leases or the Koch Oil Easements and which are used or held for use by Koch Oil and/or its Affiliates primarily in connection with the maintenance, ownership, and operation of the Koch Oil Operations and/or the Pipeline Systems, including, but not limited to, any buildings, pipelines, structures, storage facilities, loading terminals, pumping facilities and tanks, but excluding the fixtures and appurtenances of others located on such Real Property (collectively, the "Koch Oil Improvements");

                  (iv) The easements, rights-of-way, property use agreements and real property licenses (including right-of-way permits from railroads and road crossing or other right-of-way permits from Governmental Entities), more particularly described on Part V of Exhibit B (the "Koch Oil Easements"). The Koch Oil Fee Acreage, Koch Oil Leases, Koch Oil Improvements and Koch Oil Easements are sometimes referred to collectively herein as the "Koch Oil Real Property" and shall include any and all rights, privileges, benefits, powers, tenements, hereditaments and appurtenances conferred upon the owner and holder of such real property interests;

                  (v) To the extent same do not constitute Koch Oil Improvements, any and all fittings, meters, cathodic protection ground beds, anodes, rectifiers, transformers, other cathodic or electric protection devices, machinery, equipment (including spill response equipment), pumps, engines, compressors, pipes, pipelines, valves, connections, regulators, gates, telecommunication facilities and equipment, lines, wires, radios, spare parts, office equipment, computer hardware, vehicles, furniture, supplies, chemicals, tools and all other tangible personal property (other than tangible personal property held under lease by Koch Oil) (A) presently located on the Koch Oil Real Property and/or the Koch Pipeline Real Property, but excluding the assets of others located at such locations, or (B) wherever located, in each case if such tangible personal property is used or held for use by Koch Oil and/or its Affiliates primarily in connection with the Koch Oil Operations, including the tangible personal property described on Part VI of Exhibit B (the "Koch Oil Tangible Personal Property");

                  (vi) The minimum crude oil and condensate inventories described in Schedule 10.08;

                  (vii) Any and all contracts, agreements and other legally binding rights and obligations of Koch Oil that are used or held for use primarily in connection with the Koch Oil Operations, including all crude oil/condensate purchase, sale or exchange agreements (including any related hedging agreements), all division and transfer orders, all leases involving tangible personal property and the contracts and agreements described on Part VII of Exhibit B, but excluding those contracts and agreements constituting Koch Oil Leases and Koch Oil Easements (the "Koch Oil Contracts");

                  (viii) The intellectual property rights and related computer software described on Part VIII of Exhibit B;

                  (ix) Any and all permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by any Governmental Entity to Koch Oil or its predecessors in interest, in each case to the extent same are assignable and are used or held for use primarily in connection with the Koch Oil Operations or the ownership and operation of the Pipeline Systems (as distinct from general corporate and other similar authorizations not specific to the Koch Oil Operations or the ownership and operation of the Pipeline Systems, such as qualifications to transact business) (the "Koch Oil Permits"); and

                  (x) Such records and documents relating to the ownership, condition or operation of the Koch Oil Property as the Parties may determine pursuant to Section 2.04 to be a part of the Koch Oil Property (the "Koch Oil Records"); it being agreed, however, that Koch Oil shall be entitled to retain a copy of any Koch Oil Records and that the Koch Oil Records shall not include any records or documents that are (A) proprietary in nature, (B) covered by the attorney-client privilege or work product doctrine or (C) not readily severable from Sellers' general records.

         (d) As used herein, the term "Excluded Assets" shall mean the following assets and properties and any other assets and properties deemed to be Excluded Assets hereunder:

                  (i) the specific assets and properties of Koch Pipeline, Koch Oil or their Affiliates identified on Exhibit C;

                  (ii) except for the right to use generic names generally associated with specific assets, any intellectual property rights of Koch Pipeline or Koch Oil or their Affiliates consisting of logos, emblems, signs, trademarks, trade names or service marks;

                  (iii) all cash, securities, cash equivalents and accounts receivable of Sellers that relate to the ownership and operation of the Assets prior to the Effective Time;

                  (iv) any Surface Leases, Easements, Contracts or Permits, the assignment of which is prohibited by Legal Requirements or otherwise (except to the extent the applicable waivers or consents have been or are hereafter obtained and subject to the provisions herein regarding the obligations of Sellers pertaining to consents);

                  (v) all funds held in suspense accounts by Sellers, and any and all liability with respect to such suspended funds;

                  (vi) (A) any assets held under any "employee benefit plan" (as defined in section 3(3) of ERISA) and any compensation or benefit arrangement, practice, program or policy ("arrangement") currently or heretofore maintained by Sellers or an Affiliate of Sellers, (B) any liabilities in respect of, or obligations under, any such employee benefit plan or arrangement and (C) any contract or obligation requiring the maintenance of or contribution to any such employee benefit plan or arrangement; and

                  (vii) any assets or properties that become or constitute "Excluded Assets" pursuant to the terms of Sections 2.02 or 7.07.

         2.02 INTENT OF PARTIES; FURTHER ASSURANCES. (a) Buyer and Sellers acknowledge and agree that it is their intent that the Assets include any and all real or personal property owned by Sellers or their Affiliates (other than the Excluded Assets and except for assets and properties sold in the ordinary course of business since the Pricing Date) that is, or as of the Pricing Date was, owned or held for use primarily in connection with the ownership, operation or maintenance of the Pipeline Systems and/or the Koch Oil Operations. To the extent title to any of the Assets is held by any Affiliate of Sellers, Sellers shall cause title to such Assets to be vested in the applicable Seller prior to Closing. It is agreed by the Parties that Buyer shall have the right at any time prior to November 1, 1998, to notify Sellers that it does not desire to purchase any shut-down or idled pipelines or gathering lines having a diameter of less than 6 inches (provided that the aggregate length of the pipelines or gathering lines so designated by Buyer may not exceed more than 5% of the total length of all shut down or idled pipelines or gathering lines included as Assets hereunder as of the date hereof having a diameter of less than 6 inches), whereupon such identified pipelines and gathering lines shall thenceforth constitute Excluded Assets for all purposes hereunder, with no corresponding decrease in the Cash Consideration or the Equity Consideration. If after the Closing Date Sellers or Buyer discover that the Assets (a) did not include any real or personal property interests that the parties intended to be a part of the Assets or (b) did include real or personal property interests that the parties intended not to be a part of the Assets, the Parties agree to execute such additional conveyances or other instruments, and take such other action, as may be necessary to cause such real or personal property interests to be conveyed to the appropriate Party or, if applicable, to enter into an acknowledgment by the Parties that such assets were never conveyed to Buyer; it being expressly agreed that Buyer shall have the right to reject or refuse to take assignment of any real and/or personal property that was not intended by the Parties to be a part of the Assets.

         (b) The Parties agree to supplement or revise Exhibits A, B and C as necessary prior to Closing in order to insure that the Assets and the Excluded Assets are fully and properly described.

         2.03 CLARIFICATION REGARDING PARTIES TO AGREEMENT. (a) The Parties recognize, acknowledge and agree that Koch Oil and Koch Pipeline are separate and distinct entities; for ease of administration, however, this Agreement covers and relates to the specific assets being sold to Buyer by both Koch Oil and Koch Pipeline. Koch Oil's responsibilities under this Agreement shall relate only to the assets of Koch Oil being sold to Buyer hereunder. Koch Pipeline's responsibilities under this Agreement shall relate only to the assets of Koch Pipeline being sold to Buyer hereunder. In no manner or fashion is Koch Oil guaranteeing the obligations of Koch Pipeline hereunder, and in no manner or fashion is Koch Pipeline guaranteeing the obligations of Koch Oil hereunder.

         (b) In addition, the Parties recognize, acknowledge and agree that it is the intention hereunder of Buyer to cause (i) EOTT Energy Pipeline Limited Partnership, a Delaware limited partnership and affiliate of Buyer, as the designee of Buyer, to acquire at Closing the common carrier property included in the Assets and any rights and obligations of Buyer hereunder that relate thereto and (ii) EOTT, as the designee of Buyer, to acquire the remainder of the Assets and any rights and obligations of Buyer hereunder that relate thereto.

         2.04 AGREEMENT REGARDING RECORDS. Within 60 days following Closing, the Parties agree to meet and use good faith efforts to identify those records and documents that shall constitute a part of the Koch Pipeline Records and the Koch Oil Records. On or before the 180th day following Closing, the applicable Seller shall provide copies of the applicable records and documents to Buyer; it being understood and agreed, however, that Sellers shall provide originals (rather than copies) of the Koch Pipeline Contracts, Koch Oil Contracts, Koch Pipeline Permits, Koch Oil Permits, Koch Oil Easements, Koch Pipeline Easements, Koch Pipeline Leases, Koch Oil Leases and the documents and instruments giving rise to the interest of the Sellers in and to the Koch Pipeline Fee Acreage and the Koch Oil Fee Acreage, in each case to the extent Sellers or their Affiliates have such originals in their possession. Subject to the foregoing and the exclusions set forth in the definitions of Koch Pipeline Property and Koch Oil Property, it is the intention of Sellers to deliver to Buyer any and all documents that Buyer may fairly and reasonably require in order to own and operate the Assets after Closing. To the extent consistent with the intent of this Section 2.04, Sellers further agree to deliver any applicable records relating to the Assets that are discovered by Sellers to be in their possession or the possession of their Affiliates after the date on which the Koch Pipeline Records or Koch Oil Records are delivered to Buyer pursuant to the provisions hereof.

         2.05 LIKE KIND EXCHANGE OPTION. (a) Sellers and Buyer hereby agree that Sellers, in lieu of the sale of that portion of the Assets being sold to Buyer hereunder in exchange for the Cash Consideration, shall have the right at any time before the 5th Business Day prior to Closing to assign the applicable portion of its rights under this Agreement to a qualified intermediary in order to accomplish part of the transactions contemplated hereunder in a manner that will comply, either in whole or in part, with the requirements of a like kind exchange pursuant to ss.1031 of the Code. In the event either Seller assigns a portion of its rights under this Agreement pursuant to this Section 2.05, such Seller agrees to notify Buyer in writing of such assignment before the 10th Business Day prior to Closing and shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Damages or Claims suffered or incurred by the Buyer Indemnified Parties that arises out of or relates to such like-kind exchange. If either Seller assigns a portion of its rights under this Agreement as contemplated by this Section 2.05, Buyer agrees to (i) consent to such Seller's assignment of its rights under this Agreement pursuant to a form of consent reasonably acceptable to Buyer and (ii) deposit the applicable portion of the Cash Consideration with the qualified escrow or qualified trust account at Closing.

         (b) Each Seller hereby acknowledges and agrees that any assignment by such Seller of any portion of its rights pursuant to this Section 2.05 shall in no way relieve such Seller from any of its obligations under this Agreement.

                                    ARTICLE 3
                            CONSIDERATION FOR ASSETS

         3.01 CONSIDERATION AT CLOSING. Subject to the terms and conditions of this Agreement, as consideration for the sale by Sellers of the Assets to Buyer, Sellers shall receive the following consideration at Closing from Buyer:

                  (a) subject to adjustment pursuant to Section 7.07, an aggregate cash payment equal to $184,000,000 (the "Cash
         Consideration"); and

                  (b) one or more certificates representing, in the aggregate, 2,000,000 Common Units and 2,000,000 Subordinated Units in EEP (the "Equity Consideration").

The Cash Consideration to be paid by Buyer to Sellers at Closing shall be made by wire transfer of immediately available funds to a single account designated by Koch Oil and Koch Pipeline, which designation shall be made not later than two Business Days prior to the Closing Date. The Equity Consideration shall be paid at Closing by the delivery of one or more certificates evidencing the Equity Consideration to an Affiliate of Sellers, which Affiliate shall be designated in a joint instruction from Koch Pipeline and Koch Oil to Buyer delivered at least two Business Days prior to the Closing Date (such designated Affiliate of Sellers being herein referred to as the "Initial Holder").

         3.02 ALLOCATION OF CONSIDERATION AMONG ASSETS. Sellers and Buyer agree that the allocation of the Cash Consideration and the Equity Consideration hereunder shall be as set forth in Schedule 3.02 hereto. Such allocation shall be binding on Buyer and Sellers for purposes of their respective federal, state and local income tax returns. Sellers and Buyer shall report such allocation on an IRS Form 8594 pursuant to Section 1060 of the Code.


                                ARTICLE 4 CLOSING

         4.01 TIME AND PLACE OF CLOSING. Subject to the conditions stated in this Agreement and unless Sellers and Buyer agree upon a different date, the consummation of the transactions contemplated hereby (the "Closing") shall occur on the later to occur of (a) December 1, 1998, or (b) the last day of the calendar month during which all of the conditions to Closing set forth in Sections 9.01 and 9.02 have been satisfied or waived. The date Closing actually occurs is herein called the "Closing Date." The Closing shall be held at the offices of the law firm of Vinson & Elkins LLP located at 1001 Fannin Street, Suite 3300, Houston, Texas, or at such other location as may be mutually agreed upon by Sellers and Buyer.

         4.02 CLOSING OBLIGATIONS. At the Closing, the following events shall occur:

                  (a) Koch Pipeline shall execute, acknowledge and deliver to Buyer or its designated Affiliate a Conveyance, Assignment and Bill of Sale conveying the Koch Pipeline Property to Buyer or its designated Affiliate pursuant to which, among other things, Buyer or the applicable designee of Buyer will, subject to the other terms hereof, assume all obligations of Koch Pipeline under the Koch Pipeline Contracts, Koch Pipeline Leases and

         Koch Pipeline Easements arising thereunder from and after the Effective Time; such Conveyance, Assignment and Bill of Sale shall be substantially similar to the form of Conveyance, Assignment and Bill of Sale that was used for the West Texas Transaction and will contain full subrogation rights, a customary special warranty of title as to all Real Property conveyed thereunder and a general warranty of title as to all other Koch Pipeline Property conveyed thereunder. The title warranties contained in such Conveyance, Assignment and Bill of Sale will be subject to a ten year limitation and to the agreed deductible and cap for title matters as set forth in Section 7.05.

                  (b) Koch Oil shall execute, acknowledge and deliver to Buyer or its designated Affiliate a Conveyance, Assignment and Bill of Sale conveying the Koch Oil Property to Buyer or its designated Affiliate pursuant to which, among other things, Buyer or the applicable designee of Buyer will, subject to the other terms hereof, assume all obligations of Koch Oil under the Koch Oil Contracts, Koch Oil Leases and Koch Oil Easements arising thereunder from and after the Effective Time; such Conveyance, Assignment and Bill of Sale shall be substantially similar to the form of Conveyance, Assignment and Bill of Sale that was used for the West Texas Transaction and will contain full subrogation rights, a customary special warranty of title as to all real property conveyed thereunder and a general warranty of title as to all other property conveyed thereunder. The title warranties contained in such Conveyance, Assignment and Bill of Sale will be subject to a ten year limitation as to the agreed deductible and cap for title matters as set forth in Section 7.05.; and

                  (c) Koch Pipeline and Buyer shall each execute and deliver to the other a Transition Services Agreement substantially in the form of
         Exhibit 4.02(c);

                  (d) Koch Oil and Buyer shall each execute and deliver to the other a Crude Oil Supply and Terminalling Agreement in the form of
         Exhibit 4.02(d);

                  (e) Koch Pipeline, Koch Oil and Buyer shall exchange the certificates described in Sections 9.01(b) and 9.02(b);

                  (f) The Initial Holder shall execute and deliver to EOTT Energy Corp., a Delaware corporation and the General Partner of the EEP, such documents and instruments as are required pursuant to Section
         12.4 of the EEP Partnership Agreement to reflect the admission of the Initial Holder to EEP as an "Additional Limited Partner" thereunder in respect of the Common Units and Subordinated Units issued to it at Closing, and EEP shall cause the General Partner to consent to such admission and reflect same in the books and records of the Partnership;

                  (g) Sellers and Buyer shall execute and deliver to each other a letter agreement regarding certain tanks constituting a part of the Assets, which letter agreement shall be substantially in the form as the letter agreement regarding certain tanks that was entered into in connection with the West Texas Transaction;

                  (h) Buyer shall pay the Cash Consideration to Sellers as described in Section 3.01;

                  (i) EEP shall deliver one or more certificates to the Initial Holder evidencing the issuance to the Initial Holder of Common Units and Subordinated Units as described in Section 3.01;

                  (j) Except for those consents and approvals that have not been obtained by Closing and that are covered by Section 7.05, Sellers shall deliver to Buyer originals of all consents, approvals and waivers required to be obtained by Sellers from Governmental Entities or third parties in order for Sellers to perform their respective obligations hereunder at Closing, including the consents contemplated by Section 9.01(i);

                  (k) Sellers shall deliver to Buyer, and Buyer shall deliver to Sellers, incumbency certificates with respect to any Persons executing documents at Closing on their behalf;

                  (l) Each Seller shall deliver to Buyer a non-competition agreement containing terms and provisions outlined in Exhibit 4.02(l);

                  (m) Buyer shall deliver to Sellers a legal opinion from the law firm of Vinson & Elkins L.L.P., dated the Closing Date, to the effect that the Initial Holder is not, by virtue of its ownership of the Equity Consideration, an "affiliate" of EEP within the meaning of the Securities Act; and

                  (n) Koch Pipeline, Koch Oil, EOTT and Buyer shall each execute such other instruments and take such other action as may be reasonably requested by the other Party or Parties in order to give full effect to the obligations of such Party under this Agreement.


                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Subject to the survival provisions set forth in Section 9.05 and the limitations provided for in Article 10, Sellers hereby represent and warrant to Buyer as set forth in this Article 5; it being expressly understood and agreed, however, that the representations and warranties set forth below are not being made jointly and severally by Sellers in favor of Buyer, but rather on a several basis as follows: (i) the only representations and warranties being made by Koch Pipeline in this Article 5 are those that are expressly stated as being made by Koch Pipeline or any other representations and warranties solely to the extent that such representations and warranties relate to the Koch Pipeline Property; and (ii) the only representations and warranties being made by Koch Oil in this
Article 5 are those that are expressly stated as being made by Koch Oil or any other representations and warranties solely to the extent that such representations and warranties relate to the Koch Oil Property. Notwithstanding anything in this Article 5 to the contrary, and without constituting a waiver by Buyer of its right to maintain an action against Sellers for fraud, Sellers are making no representations whatsoever as to the safety, condition, suitability, usability, permitability or legal or regulatory compliance of Improvements or Tangible Personal Property that were, as of March 31, 1998 and for reasons unrelated to the transactions contemplated hereunder and other than in connection with routine maintenance work, shut-down or idled by Sellers.

         5.01 ORGANIZATION AND QUALIFICATION. (a) Koch Pipeline is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite partnership power to own, lease and operate its properties and to carry on its business as now being conducted. Koch Pipeline is duly qualified to do business and in good standing as a foreign limited partnership in each of the states wherein the Koch Pipeline Property is located.

         (b) Koch Oil is a division of Koch Industries, Inc., a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Koch Oil is duly qualified to do business and in good standing as a foreign corporation in each of the states wherein the Koch Oil Property is located.

         5.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. (a) Koch Pipeline has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Koch Pipeline and the performance of the transactions contemplated hereby by Koch Pipeline have been duly and validly approved by all requisite partnership action, if any, necessary on behalf of Koch Pipeline. This Agreement constitutes the legal, valid and binding obligation of Koch Pipeline, enforceable against Koch Pipeline in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity ("Creditor's Rights"). At the Closing all documents required hereunder to be executed and delivered by Koch Pipeline will have been duly authorized, executed and delivered by Koch Pipeline and will constitute legal, valid and binding obligations of Koch Pipeline, enforceable against Koch Pipeline in accordance with their terms, subject to Creditor's Rights.

         (b) Koch Oil has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Koch Oil and the performance of the transactions contemplated hereby by Koch Oil have been duly and validly approved by all requisite corporate action, if any, necessary on behalf of Koch Oil. This Agreement constitutes the legal, valid and binding obligation of Koch Oil, enforceable against Koch Oil in accordance with its terms, subject to Creditor's Rights. At the Closing all documents required hereunder to be executed and delivered by Koch Oil will have been duly authorized, executed and delivered by Koch Oil and will constitute legal, valid and binding obligations of Koch Oil, enforceable against Koch Oil in accordance with their terms, subject to Creditor's Rights.

         5.03 NO VIOLATION OR CONSENT. Except as set forth in Schedule 5.03 and subject to the terms of Section 7.05, the execution and delivery by each Seller of this Agreement or any other documents required hereunder to be executed and delivered by such Seller at Closing or otherwise, and the consummation by such Seller of the transactions contemplated hereby or thereby will not:

                  (a) conflict with or result in a breach, default or violation of the certificate of incorporation, partnership agreement or other organizational documents of such Seller, or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to any of the Koch Pipeline Property or the Koch Oil Property;

                  (b) conflict with or result in a breach, default or violation of, or terminate or cause the acceleration of any obligation under, any agreement or instrument to which it is a party or by which it or the Assets are bound or subject;

                  (c) conflict with or result in a breach, default or violation of any Legal Requirement or any judgment, decree, order, governmental permit, certificate or license to which such Seller is a party or to which it is subject or by which the Assets are bound or subject;

                  (d) result in the creation of any lien, charge, claim or other encumbrance upon any of the Assets;

                  (e) except for compliance with the HSR Act, require such Seller to obtain or make any waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity; or

                  (f) require such Seller to obtain the consent of or give notice to any private nongovernmental third party not already obtained or given.

Sellers further represent and warrant to Buyer that they have used commercially reasonable efforts to identify all third party consents required to convey Real Property in connection with the closing of the transactions contemplated hereunder, the results of which are listed in Schedule 5.03.

         5.04 ABSENCE OF CERTAIN CHANGES AND OPERATION OF ASSETS. Except as disclosed in Schedule 5.04 and except for any decrease in the volumes of crude oil or condensate, since March 31, 1998 (the "Pricing Date"):

                  (a) there has not been any material adverse change in the makeup, condition or composition of the Assets, whether taken as a whole or as to any material part thereof, other than changes resulting from developments generally affecting other companies in the crude oil pipeline industry;

                  (b) there has not been any damage, destruction or loss, whether covered by insurance or not, to the Assets that has had, or is reasonably likely to have, a material adverse effect on the ownership or operation of the Assets;

                  (c) there has not been any waiver by either Seller of any rights that, singularly or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the ownership or operation of the Assets; and

                  (d) except to the extent the failure to do so has not had, and is not reasonably likely to have, a material adverse effect on the ownership or operation of the Assets, each Seller has operated its Assets in the ordinary course of business consistent with past practices.

         5.05 MATERIAL CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Part VII of Exhibits A and B sets forth a complete list of all Contracts (true and complete copies of which have been furnished or made available to Buyer) that are material to the ownership and operation of the Assets. Schedule 5.05 contains a complete list of the following types of Contracts constituting a part of the Assets (collectively, the "Material Contracts"):

                  (a) other than Contracts for the purchase, sale, exchange, transportation, gathering or storage of crude oil, any Contract that involves aggregate expenditures by a Seller of more than $50,000 per annum;

                  (b) any Contract:

                           (i) for the purchase, sale or exchange of 500 barrels
                  per day or more of crude oil having a term in excess of 90 days;

                           (ii) for the transportation or gathering of 500
                  barrels per day or more of crude oil having a term in excess of 90 days; and

                           (iii) for the storage of 500 barrels per day or more
                  of crude oil having a term in excess of 90 days;

                  (c) any Contract, or other written agreement affecting the Assets, between a Seller and any of its Affiliates;

                  (d) any Contract containing provisions that restrict the right of a Seller to engage in any type of business or compete in any geographic area and which provisions will be binding on Buyer following Closing;

                  (e) any Contract, the performance of which by a Seller is guaranteed by an Affiliate of such Seller or secured by a letter of credit, surety or other arrangements;

                  (f) any Contract pursuant to which a Seller has guaranteed the performance by another Person of any obligation of such Person; and

                  (g) any security agreement, mortgage or other agreement creating a lien (other than Permitted Encumbrances) upon any of the Assets in order to secure the obligations of a Seller under any agreement or instrument not constituting a Contract.

All of the Material Contracts are, to the knowledge of Sellers, valid and effective; in addition, no event has occurred that constitutes a material default by any Seller under the Material Contracts. One of the Sellers is a party to each of the Material Contracts and neither Seller has assigned or otherwise transferred any interest therein or any of the rights and benefits accruing thereunder.

         5.06 TITLE TO AND SUFFICIENCY OF REAL PROPERTY. (a) Title to Real Property. Except for any matters arising other than by, through or under Sellers and except for Permitted Encumbrances, each Seller (i) has good and indefeasible title in fee simple absolute to each tract of Fee Acreage owned by it, (ii) is the lessee or has succeeded to the rights of the lessee under all of its Surface Leases, and has good and indefeasible title to such leasehold interests, (iii) is the grantee, or has succeeded to the rights of the grantee, under all of its Easements and has good and indefeasible title to such

Easements, and (iv) has good and indefeasible title, or a valid leasehold interest in and to, all Improvements located on the Fee Acreage, Surface Leases or Easements, in each case free and clear of any and all Encumbrances.

         (b) Easements That Were Condemned. To the knowledge of each Seller, such Seller has complied in all material respects with applicable law with regard to any and all easements, rights-of-way, and other surface use agreements or arrangements listed in Part V of Exhibit A (in the case of Koch Pipeline) or
Part V of Exhibit B (in the case of Koch Oil) that were condemned or could have been condemned through the exercise of the power of eminent domain on the basis of the operation of the applicable Assets as common carrier pipelines under applicable law, and such Seller has operated the applicable Assets as common carrier pipeline(s) on a continuous basis to the current date. In addition, to the knowledge of Sellers, neither Seller has used any common carrier assets for private purposes, and none of the Easements have been previously converted from common carrier to private use.

         (c) Sufficiency of Real Property and Related Matters. Except for the Excluded Assets, the Real Property constitutes all of the real property that is
(i) owned and used or held for use by each Seller primarily in connection with the ownership and operation of its Assets and (ii) necessary for the continued ownership, use and operation of such Assets in the manner owned, used and operated by such Seller on the Pricing Date. To the knowledge of Sellers, all of the Improvements are situated on Fee Acreage, land covered by the Surface Leases or Easements, and each Seller has full right and authority to own, use and operate all of the Improvements, subject to the Permitted Encumbrances. Except as set forth on Schedule 5.10, there is not pending, or to the knowledge of each Seller, threatened condemnation or eminent domain proceedings affecting the Real Property, nor has such Seller received written notification that any such proceeding or assessment is contemplated. No commitments have been made by either Seller or any of its Affiliates to any Governmental Entity or other Person relating to the Real Property that would impose an obligation on Buyer after the Effective Time to make any contribution or dedications of money or land or to construct, install, or maintain any improvements of a public or private nature on or off of the Real Property.

         (d) Enforceability Of and Defaults Under Leases and Easements. Except to the extent such invalidity or lack of effectiveness arises other than by, through or under Sellers or their Affiliates, to the knowledge of Sellers, all of the Surface Leases and Easements that are material to the ownership and operation of the Assets are valid and effective. In addition, no event has occurred that constitutes, or that with the giving of notice or the passage of time would constitute, a material default by any Seller under such Surface Leases or Easements.

         5.07 TITLE TO AND SUFFICIENCY OF TANGIBLE PERSONAL PROPERTY. (a) Title to Tangible Personal Property. Each Seller owns all of the Tangible Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances.

         (b) Sufficiency of Tangible Personal Property and Related Matters. Except for the Excluded Assets and except for assets and properties sold in the ordinary course of business since the Pricing Date, the Tangible Personal Property constitutes all of the tangible personal property and/or fixtures (other than fixtures constituting real property) necessary for the continued ownership, use and operation of the Assets in the manner owned, used and operated by Sellers on the Pricing Date.

Part VI of Exhibit A (in the case of the Koch Pipeline Tangible Personal Property) and Part IV of Exhibit B (in the case of the Koch Oil Tangible Personal Property) contains a true and complete list of all items of Tangible Personal Property consisting of cars, trucks, trailers and other rolling stock, together with all other items or categories of Tangible Personal Property that are material to the ownership, use or operation of the Assets.

         5.08 PERMITS. Except for Environmental Permits, each Seller is the lawful licensee or permittee under all material Permits and none of the material Permits have been assigned, transferred, revoked or permitted to lapse. Except for Environmental Permits and except as disclosed on Schedule 5.08, to the knowledge of Sellers, all fees and other payments due and owing in connection with the material Permits have been or will be prior to the due date therefor paid in full, and to the knowledge of Sellers, there are no unpaid fees or other payments that could cause the lapse or revocation of any of the material Permits.

         5.09 COMPLIANCE WITH LAW. (a) To the knowledge of each Seller, such Seller is in compliance in all material respects with all Legal Requirements (other than Environmental Legal Requirements, which are covered by Section 5.11, and Legal Requirements that relate to the physical condition of the Assets, which are covered by Section 5.09(b)) applicable to the ownership, use or operation of the Assets.

         (b) To the knowledge of Sellers and except as listed on Schedule 5.09(b), there is no single physical defect in the Assets at a single location that would require the expenditure of more than $50,000.00 in labor and materials to correct such defect to the extent necessary to (i) rectify non-compliance with applicable Legal Requirements or (ii) render the applicable Asset operable in accordance with generally recognized industry standards.

         5.10 LITIGATION. Except as described in Schedules 5.10 or 5.11, (a) there are no civil, criminal, administrative, arbitration, or other proceedings or governmental investigations pending, or, to the knowledge of Sellers, threatened, against Sellers relating to the ownership or operation of the Assets or that seek to restrain or enjoin the transactions contemplated by this Agreement, and (b) to the knowledge of Sellers, neither Seller has received written notice of any demand, suit, action, investigation or proceeding (whether civil, criminal, administrative or otherwise) from any Person regarding compliance with Legal Requirements (other than Environmental Legal Requirements) in connection with the ownership and operation of the Assets.

         5.11 ENVIRONMENTAL AND HEALTH MATTERS. To the knowledge of each Seller, except as set forth in Schedule 5.11 or otherwise disclosed to Buyer in writing:

                  (a) The Assets and all operations thereon are currently in compliance in all material respects with all applicable Environmental Legal Requirements, and there are no conditions existing on or resulting from activities on or use of the Assets (including, without limitation, any use, transportation, disposal, or arrangement for transportation or disposal of Hazardous Materials by Sellers) that may give rise to any material on-site or offsite remedial obligations on the part of the Buyer Indemnified Parties under any applicable Environmental Legal Requirements.

                  (b) Except for those releases and discharges that are disclosed in Seller's leak records (a copy of which has been delivered to Buyer prior to the date hereof), there are no past, present, or threatened material releases, discharges, or disposal of any Hazardous Materials in, on, under, about or migrating to or from the Assets;

                  (c) All material Environmental Permits required to be obtained or filed in connection with the operation or use of the Assets have been obtained or filed, are valid and effective or applications for same have been filed;

                  (d) Except for written or oral communications that are subject to the attorney client privilege or documents that are covered by the work product doctrine, each Seller has made available or communicated to Buyer all material information contained in any and all audits, assessments, reports, studies and related information (collectively, the "Reports") in the possession of, or prepared by, on behalf of, or for the benefit of such Sellers that relate to (i) environmental conditions in, on, under, or about the Assets or (ii) Hazardous Materials removed offsite from the Assets, including any Reports relating to Hazardous Materials in, on, under, about, or migrating to or from the Assets, Hazardous Materials that such Seller has transported or disposed or arranged for transport or disposal offsite from the Assets; and

                  (e) Neither Seller has received written notice of any demand, suit, action, investigation or proceeding (whether civil, criminal, administrative or otherwise) from any Person regarding non-compliance with Environmental Legal Requirements or Hazardous Material contamination, in each case in connection with the ownership or operation of the Assets.

         5.12 TAXES. Except for Taxes being contested in good faith by appropriate action, (a) each Seller has timely filed all necessary Tax returns relating to the Assets, (b) each Seller has timely paid all Taxes relating to the Assets, and (c) there is no outstanding contest or dispute with respect to any Taxes relating to the Assets, whether paid, payable or asserted to be payable by a taxing authority.

         5.13 TARIFFS AND CERTIFICATES. To the extent same relate to the Assets, each Seller heretofore has delivered to Buyer copies of such Seller's tariffs accepted for filing by the applicable Governmental Entities and currently in effect, whether or not any transportation rates set forth therein are subject to refund.

         5.14 REGULATORY STATUS. Each Seller is exempt from, or is otherwise not subject to regulation as, (i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility company," as each of such terms is defined in the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder, (ii) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (iii) a "public utility" within the meaning of the Federal Power Act, as amended, and the rules and regulations thereunder.

         5.15 ACCURACY OF INFORMATION. Neither Seller has knowingly withheld material factual information from, or knowingly provided materially false or misleading factual information to, Buyer regarding the Assets or their ownership, use or operation.

         5.16 BROKERS. Neither Seller has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or "finder's fee" arising out of the transactions contemplated by this Agreement for which Buyer might have any liability or obligation.

         5.17 LABOR MATTERS. With respect to the ownership and operation of the Assets, neither Seller is a party to any labor agreement with respect to its employees with any labor organization, union, group or association, and there are no employee unions, collective bargaining units, or recognized bargaining associations under any relevant statute, rule or regulation. In addition, to Sellers' knowledge, with respect to the Assets, no labor organization or group of its employees has made a demand for recognition, has filed a petition seeking a representation proceeding or given Sellers notice of any intention to hold an election of a collective bargaining representative, and Sellers have not authorized any employer associations or multi-employer organizations to represent either of them in collective bargaining with any labor organization, nor is there any contract requiring Sellers to recognize or bargain with any labor organizations or unions. No collective bargaining agreement involving employees employed in connection with the ownership or operation of the Assets is being negotiated by either Seller. There is no labor strike, slowdown or other work stoppage or labor disturbance pending or, to Sellers' knowledge, threatened against either Seller, and there is no pending or, to the knowledge of Sellers, threatened charge or complaint against either Seller by the National Labor Relations Board or any comparable agency, in each case that relates to the Assets.

         5.18 YEAR 2000 MATTERS. To the knowledge of Sellers, Sellers have advised Buyer of all material Year 2000 Issues (as defined below) relating to the Assets. As used in this Agreement, "Year 2000 Issues" means, as related to the Assets, all issues relating to (a) software, hardware, equipment and microprocessors creating, storing and generating output data relating to or including Millennial Dates (as defined below) and leap year dates without errors or omissions, and (b) the occurrence in or use by such software, hardware, equipment and microprocessors of Millennial Dates and leap year dates in a manner that will not adversely affect the performance of such software, hardware, equipment and microprocessors with respect to date dependent data, compilations, output or other functions (including, without limitation, calculating, computing, sequencing and storing instructions and data). As used in this Agreement, "Millennial Dates" means dates (in any form, including two or four digits) on or after September 9, 1999.

         5.19 SECURITIES LAW MATTERS. Each of the Sellers has received and carefully reviewed the provisions of the EEP Partnership Agreement and the Public Documents and has had adequate opportunity to ask questions of and receive answers from the Buyer's and EOTT's officers and directors concerning the business, financial condition, properties, operations and prospects of EEP and all such questions have been answered to each Seller's full satisfaction. Each Seller represents that the Initial Holder is acquiring the Equity Consideration for such Person's own account for investment purposes and not with a present view to or in connection with the resale or other distribution thereof. Each Seller understands that the Equity Consideration shall, upon its issuance by EEP, be subject to the terms, conditions and restrictions of the EEP Partnership Agreement and may not be sold or transferred in violation of applicable federal or state securities laws.

         5.20 APPLICABLE CONTROL GROUP. Sellers believe that the individuals listed as the "Applicable Control Group" in clause (b) of the definition of the term "knowledge" have a high degree of familiarity with the Assets in order to make the applicable representations hereunder.


                                    ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF BUYER AND EOTT

         Subject to the survival provisions set forth in Section 9.05, Buyer and EOTT represent and warrant to Sellers that:

         6.01 ORGANIZATION AND QUALIFICATION. Each of EOTT and Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite partnership power to own, lease and operate its properties and to carry on its business as now being conducted. Each of EOTT and Buyer is duly qualified to do business and in good standing as a foreign limited partnership in all jurisdictions in which the character of the properties now owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified.

         6.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. Each of EOTT and Buyer has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by each of EOTT and Buyer and the performance of the transactions contemplated hereby by such Party have been duly and validly approved by all requisite partnership action, if any, necessary on behalf of EOTT and Buyer. This Agreement constitutes the legal, valid and binding obligation of each of EOTT and Buyer, enforceable against each such Party in accordance with its terms, subject to Creditor's Rights. At the Closing all documents required hereunder to be executed and delivered by EOTT and Buyer will have been duly authorized, executed and delivered by each such Party and will constitute legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their terms, subject to Creditor's Rights.

         6.03 NO VIOLATION OR CONSENT. Provided that the Audit Committee Approvals and the Board Approvals are obtained, neither the execution and delivery of this Agreement by Buyer or EOTT, the execution and delivery by either such Party of any documents required hereunder to be executed and delivered by either such Party at Closing or otherwise, nor the consummation of the transactions contemplated hereby or thereby will:

                  (a) conflict with or result in a breach, default or violation of the partnership agreement or other organizational documents of Buyer or EOTT;

                  (b) conflict with or result in a breach, default or violation of any Legal Requirement or any agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which Buyer or EOTT is a party or to which it is subject;

                  (c) except for compliance with the HSR Act and filings required by the SEC, require Buyer or EOTT to obtain or make any waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity; or

                  (d) require Buyer or EOTT to obtain the consent of or give notice to any private nongovernmental third party not already obtained or given.

         6.04 ACCURACY OF INFORMATION. Neither Buyer nor EOTT have knowingly withheld material factual information from, or knowingly provided materially false or misleading factual information to, Sellers regarding this transaction. To the current actual knowledge of Stephen M. Duffy, Gary Luce, Doug Huth, and Joe Richards (it being agreed that such individuals shall be under no duty to conduct any inquiry or investigation for purposes of this Section 6.04), Buyer has advised Sellers of any material breach by Sellers of their representations and warranties hereunder or any material inaccuracies in any of the Schedules delivered by Sellers to Buyer hereunder.

         6.05 BROKERS. Neither Buyer nor EOTT has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement that will be the responsibility of Sellers; and any such obligation or liability that might exist shall be the sole obligation of Buyer or EOTT.

         6.06 PUBLIC DOCUMENTS. EEP has filed with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE") all reports, schedules, forms, statements and other documents required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the rules and resolutions of the NYSE, to be filed by EEP since March 25, 1994 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Public Documents"). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC or the NYSE, the Public Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act or the rules and regulations of the NYSE, as the case may be, and none of the Public Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of EEP included in all Public Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

         6.07 ORGANIZATIONAL DOCUMENTS. (a) EEP has furnished to each Seller a true, correct and complete copy of the certificate of limited partnership of EEP and the EEP Partnership Agreement, together with all amendments thereto (collectively, the "EEP Organizational Documents"). The EEP Organizational Documents are in full force and effect as of the date hereof and, together with all other documents and agreements referenced therein, constitute all of the organizational and governing documents for EEP. The EEP Partnership Agreement has been duly executed and delivered by each Affiliate of EEP that is a party thereto and, to the knowledge of EEP, every other party thereto, and constitutes the legal, valid and binding obligation of each such Affiliate of EEP and, to the knowledge of EEP, every other party thereto, in each case subject to Creditor's Rights. There are no proceedings or actions pending or contemplated to dissolve EEP.

         (b) EEP has furnished to each Seller a true, correct and complete copy of that certain Ancillary Agreement dated March 25, 1994, among Enron Corp., EOTT, Buyer, the General Partner and certain Affiliates of Buyer, as amended by that certain Agreement to Increase and Extend Support dated as of August 8, 1995 by and among Enron Corp., EOTT, Buyer, the General Partner and certain Affiliates of Buyer (the "Ancillary Agreement"), together with all amendments thereto. The Ancillary Agreement is in full force and effect as of the date hereof and has been duly executed and delivered by each of the parties thereto and constitutes the legal, valid and binding obligation of each party thereto, subject to Creditor's Rights.

         6.08 CAPITALIZATION. (a) As of September 14, 1998, the total number of issued and outstanding equity interests of EEP consisted of 10,000,000 Common Units, 7,000,000 Subordinated Units, 1,830,011 Special Units, 21,927,641 APIs and 1,082,000 options to purchase Subordinated Units pursuant to the EOTT Energy Corp. Unit Option Plan. All of the issued and outstanding Subordinated Units, Special Units and APIs are held by Enron Corp.

         (b) Except as contemplated by the EEP Partnership Agreement, the Ancillary Agreement, the Support Agreement, this Agreement or disclosed in EEP's most recent filings on Form 10-K, (i) there are no outstanding rights, subscriptions, calls, options, warrants, preemptive rights, conversion rights or agreements granted or issued by or binding upon EEP for the purchase or acquisition (contingent or otherwise) from EEP of any units or any other securities and (ii) EEP is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its units or any security convertible into or exchangeable for any units. To the knowledge of EEP, there is no voting trust, agreement or arrangement among any of the beneficial holders of the units of EEP affecting the exercise of the voting rights of such units or which in any way affect any limited partner's ability or right to freely alienate or vote such units.

         (c) Except for Enron Corp., there are no Record Holders (as such term is defined in the EEP Partnership Agreement) of Common Units (including Special Units) that hold more than 5% of the issued and outstanding Common Units (including Special Units). To the knowledge of EEP based on public filings with the SEC, as of September 14, 1998, except for Enron Corp., there was no beneficial owner of more than 5% of the issued and outstanding Common Units (including Special Units).

         6.09 VALIDITY OF SECURITIES. All of the Common Units and Subordinated Units to be issued to the designee of Sellers hereunder at Closing will, upon their issuance, be duly authorized, validly issued, fully paid and nonassessable.

         6.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Public Documents or in Schedule 6.10 and except for events or changes resulting from developments generally affecting companies engaged in EEP's line of business, since June 30, 1998, (a) EEP has not entered into any material transaction which was not entered into in the ordinary course of its business; (b) there has been no material adverse change in the financial condition or performance of EEP and its consolidated subsidiaries taken as a whole; (c) there has been no damage to, destruction of or loss of any of the properties or assets of EEP (whether or not covered by insurance) materially adversely affecting the financial condition or performance of EEP and its consolidated subsidiaries taken as a whole; (d) EEP has not declared or paid any distributions other than in accordance with the EEP

Partnership Agreement; (e) there has been no labor dispute involving EEP or any of its employees that has had a material adverse effect on the ability of EEP and its consolidated subsidiaries to conduct their business; (f) there has been no change in the contingent obligations of EEP by way of guaranty, endorsement, indemnity, warranty or otherwise that has had a material adverse effect on the financial condition of EEP and its consolidated subsidiaries taken as a whole; and (g) no event has occurred that might reasonably be expected to have a material adverse effect on the financial condition or performance of EEP and its consolidated subsidiaries taken as a whole or the ability of EEP and its consolidated subsidiaries to conduct their business as it is currently being conducted.

         6.11 REGISTRATION RIGHTS. Except as contemplated by the EEP Partnership Agreement or Section 10.12 below, EEP has not granted or agreed to grant to any Person any rights relating to the registration of its securities under applicable federal and state securities laws, including but not limited to demand or piggy-back registration rights.

         6.12 LITIGATION. There are no civil, criminal, administrative, arbitration, or other proceedings or governmental investigations pending, or to the knowledge of EEP, threatened, against EEP or any of its Affiliates that seek to restrain or enjoin the transactions contemplated by this Agreement.


                                    ARTICLE 7
                              COVENANTS OF SELLERS

         7.01 OPERATION OF ASSETS PRIOR TO THE CLOSING DATE. Sellers (Koch Pipeline with respect to the Koch Pipeline Property and Koch Oil with respect to the Koch Oil Property) covenant and agree that, except as expressly provided in this Agreement or as otherwise approved by Buyer in writing, at all times from the date hereof through the Closing Date they shall comply with the following:

                  (a) Operation, Maintenance and Repair. The Koch Pipeline Property and Koch Oil Property shall be kept, operated and maintained in the ordinary course of business in accordance with the past operating and maintenance practices of Sellers. Koch Pipeline shall maintain the common carrier tariffs currently in effect with respect to the Assets and shall operate the Pipeline Systems in accordance with such tariffs. Except in the ordinary course of business consistent with past practices, Sellers shall not remove any of the Assets from the Real Property on which they are located.

                  (b) Customer Matters. Each Seller shall use commercially reasonable efforts to continue to preserve the present customer and supplier relations that have heretofore been developed by such Seller in connection with the operation of the Assets.

                  (c) Performance of Obligations. Each Seller shall, in all material respects and in a timely manner, make all payments due under and otherwise perform all its other obligations under all Easements, Surface Leases, Contracts and Permits in accordance with their respective terms and not cancel, amend, modify, abandon, extend or renew any of the same, or permit any of the same to lapse, other than in the normal and ordinary course of business.

                  (d) Dispositions, Encumbrances, and Other Undertakings. Each Seller shall not take any action (including, without limitation, the entry into any contract, agreement or instrument) the taking of which, or omit to take any action the omission of which, would (i) encumber the Assets (other than with Permitted Encumbrances), (ii) bind Buyer or the Assets to a contract that would require capital expenditures in excess of $50,000, (iii) be outside of the normal scope of maintaining and operating the Assets, or (iv) dispose of any interest in any of the Assets other than the in the ordinary course of business. Additionally, the foregoing provisions of this Article 7 notwithstanding, with respect to any matter which would constitute a Material Contract under
         Section 5.05(b) above and which would also involve a volume of crude oil or condensate in excess of 500 barrels per day, each Seller shall take commercially reasonable steps to coordinate beforehand with Buyer as to any such matter.

         7.02 HSR ACT COMPLIANCE. Sellers shall (a) file a premerger notification under the HSR Act with the Federal Trade Commission and the Department of Justice as promptly as practical following the date hereof, (b) request early termination of the waiting period under the HSR Act, and (c) promptly comply with any requests for additional information or documentary material thereunder; provided, however that nothing stated herein shall require Sellers to respond to or participate in a "second request" process under the HSR Act if, in the reasonable and good faith judgment of Sellers, (i) compliance with such second request would be unduly burdensome on Sellers or (ii) such "second request" process is not likely to be completed by December 31, 1998.

         7.03 FULFILLMENT OF CLOSING CONDITIONS. Prior to and following Closing, each Seller shall do the following:

                  (a) on a timely basis, give or cause to be given all such notices, and subject to the limitations set forth in Section 7.05, use commercially reasonable efforts to obtain or cause to be obtained all consents and approvals, that are required to be given or obtained by such Seller in connection with the consummation of the transactions contemplated hereunder;

                  (b) use commercially reasonable efforts to fulfill or cause to be fulfilled all other conditions to the Closing set forth in Sections 9.01(a), (b), (c) and (e) or 9.02, to the extent of its ability to influence same; and

                  (c) take such actions as may be necessary to comply with any bulk sales or plant closing laws that apply to or are triggered by the transactions contemplated hereby, including any relevant provisions of the Worker Adjustment and Retraining Notification Act of 1988.

         7.04 ACCESS TO BUSINESS. (a) From and after the date hereof, upon reasonable advance notice and during reasonable business hours, Buyer shall be given full and complete access to the facilities, properties, personnel, books and records of each Seller pertaining to the Assets; provided, however, that such access may not unreasonably interfere with the ongoing operations of either Seller and shall not include access to any records or documents of either Seller that are (i) proprietary in nature or (ii) covered by the attorney-client privilege or work-product doctrine. The access granted to Buyer pursuant to the immediately preceding sentence shall include access in

Houston, Texas, to Sellers' right-of-way records retention system and attendant microfiche records. Each Seller shall furnish to Buyer, at Buyer's expense, copies of such books and records pertaining to the Assets as Buyer shall reasonably request in connection with its investigation of the Assets. In addition, each Seller shall use commercially reasonable efforts to furnish to Buyer such information as may be necessary to permit Buyer to timely comply with any SEC filing requirements under the Securities Act and the Exchange Act with respect to the Assets. Each Seller shall, upon reasonable advance notice, cause the employees, counsel, accountants and other representatives of such Seller to be available to Buyer at all reasonable times for such purposes. Except for Phase II environmental assessments, which may not be conducted prior to Closing without the prior written approval of the applicable Seller, prior to Closing Buyer, at its own risk and expense, shall have the right to inspect the Fee Acreage, Leased Land, Easements and other Assets to the extent Buyer deems necessary in performing its environmental or operational review of the Assets. If any confidentiality obligations prevent either Seller from disclosing any information relating to the Assets to Buyer, such Seller shall cooperate with Buyer to the extent possible to permit Buyer to obtain sufficient information with respect to such matter as to permit Buyer to knowledgeably evaluate such matter.

         (b) Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees to protect, indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Claims or Damages suffered or incurred by the Seller Indemnified Parties in connection with personal injuries, including death, or property damage caused by or incurred in connection with the negligence, gross negligence or willful misconduct of the Buyer Indemnified Parties in connection with Buyer's due diligence review and inspection of the Assets, EVEN IF SAME IS ATTRIBUTABLE TO THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNIFIED PARTIES.

         7.05 AGREEMENT REGARDING TITLE DEFECTS, CONSENTS AND EASEMENT GAPS. (a) The Parties acknowledge that the assignment by Sellers of certain of the Surface Leases, Easements, Contracts and Permits may require the consent of third parties. With respect to any such Surface Leases, Easements, Contracts or Permits owned by a Seller, such Seller agrees to use commercially reasonable efforts to obtain or cause to be obtained the required consent prior to Closing and, to the extent such consent is not obtained by Closing, for a reasonable time following Closing.

         (b) The Parties further acknowledge that at Closing there may be certain segments of one or more of the Pipeline Systems with respect to which the applicable Seller does not own a valid or enforceable right-of-way or easement (herein referred to as an "Easement Gap").

         (c) Without limiting any of Buyer's rights to maintain an action against either Seller for fraud, Buyer acknowledges and agrees that Buyer's sole and exclusive remedy with respect to any Easement Gaps, Unobtained Consents and breach of the title representations and warranties contained in the last sentence of Section 5.03, Sections 5.03(f), 5.06(a), (b) and (d), the second sentence of Section 5.06(c) and 5.07(a) and the assignment instruments to be delivered by Sellers to Buyer or its applicable designees at Closing (collectively, the "Title Warranties") shall be the obligations of the Sellers under this Section 7.05. Without limiting the obligations of Sellers under
Section 7.05(f), Buyer also agrees that its rights under this Section 7.05 shall constitute its sole remedy with respect to any title defects consisting of unobtained consents to the assignment by Seller's predecessors in interest of any of the Assets to Sellers or any of Seller's predecessors in interest.

         (d) In each instance where the consents referenced above (i.e., the consents referenced in the first sentence of Section 7.05(a) and the last sentence of Section 7.05(c)) cannot be obtained prior to the Closing (an "Unobtained Consent") and pending receipt of any such Unobtained Consents, it is understood and agreed, subject to the other terms hereof, that as between Buyer and Sellers, Buyer shall be permitted to occupy, use or otherwise receive the benefit of the applicable Assets. If, after six months from the Closing Date, any Unobtained Consents remain unobtained, the applicable Seller shall use commercially reasonable efforts to enter into such permanent arrangements and agreements with Buyer as may be necessary in order to permit Buyer to realize, receive and enjoy rights and benefits that are substantially similar to those that Buyer would have enjoyed had such consent been obtained.

         (e) With respect to any (i) breach by Sellers of the Title Warranties,
(ii) Unobtained Consents pertaining to Real Property and (iii) Easement Gaps, Sellers (each as to any such breaches of Title Warranties, Unobtained Consents and Easement Gaps that relate to the Assets being sold by such Seller hereunder) agree to reimburse the Buyer Indemnified Parties for, and indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, any and all Title Costs suffered or incurred by such Buyer Indemnified Parties as a result of such breaches of Title Warranties, Unobtained Consents and Easement Gaps; provided, however, that (i) such reimbursement and indemnity obligation of Sellers shall not apply to the first $1,000,000 of aggregate Title Costs suffered or incurred by the Buyer Indemnified Parties, (ii) such reimbursement and indemnity obligation shall be subject to the survival limitations set forth in Section
9.05 and (iii) in no event shall the aggregate liability of Sellers pursuant to such reimbursement and indemnity obligation set forth in this Section 7.05(e) exceed an amount equal to $10,000,000.

         (f) Sellers acknowledge that with respect to certain of the Real Property interests located in California that were obtained by Sellers from Atlantic Richfield Company or one of its Affiliates (the "ARCO Properties"), Sellers have not yet obtained certain third party consents in connection with the acquisition thereof (such unobtained consents being herein referred to as the "ARCO Consents"). Sellers agree to use commercially reasonable efforts to obtain or cause to be obtained the ARCO Consents prior to Closing and, to the extent any such consents are not obtained by Closing, for a reasonable time following Closing. To the extent that third party consents are required in connection with the assignment by Sellers of the ARCO Properties to Buyer (or its applicable designee) hereunder from the same third parties that are being, or will be, solicited by Sellers in order to obtain the ARCO Consents, Sellers and Buyer agree to cooperate in good faith and coordinate their efforts with the goal of obtaining the necessary consents at the lowest cost reasonably possible.

         7.06 TITLE COMMITMENTS AND POLICIES. Sellers acknowledge that Buyer shall have the right to obtain, at Buyer's own cost and expense, commitments for title insurance and Title Policies at the Closing for all Fee Acreage and Leased Lands. Sellers agree to cooperate in a commercially reasonable manner with Buyer in connection with Buyer's efforts to obtain such commitments and policies, but at no cost or expense to Sellers.

         7.07 PREFERENTIAL PURCHASE RIGHTS. With respect to each party holding a valid preferential purchase right covering all or a part of the Assets that is triggered by the proposed transactions contemplated hereunder, the applicable Seller shall send to the holder of such right a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those Assets covered by such right on the terms hereof and for the value allocated to such Assets as agreed to by Buyer and Sellers. If, prior to Closing, any holder of a preferential purchase right notifies any Seller that it intends to consummate the purchase of the Assets to which such preferential purchase right applies, then those Assets shall be excluded from the Assets to be conveyed to Buyer under this Agreement, and the Cash Consideration shall be reduced by the value allocated to such excluded Assets; provided, however, that if the holder of such preferential right fails to consummate the purchase of the Assets covered by such right, then within 180 days following the Closing Date, the applicable Seller may so notify Buyer, and within 15 days after Buyer's receipt of such notice from such Seller, such Seller shall sell to Buyer, and Buyer shall purchase from such Seller, for a price equal to the value allocated to such Assets and upon the other terms of this Agreement (to the extent applicable), the Assets to which the preferential purchase right applied.


                                    ARTICLE 8
                               COVENANTS OF BUYER

         8.01 HSR ACT COMPLIANCE. Buyer shall (a) file a premerger notification under the HSR Act with the Federal Trade Commission and the Department of Justice as promptly as practical following the date hereof, (b) request early termination of the waiting period under the HSR Act, and (c) promptly comply with any requests for additional information or documentary material thereunder; provided, however that nothing stated herein shall require Buyer to respond to or participate in a "second request" process under the HSR Act if, in the reasonable and good faith judgment of Buyer, (i) compliance with such second request would be unduly burdensome on Buyer or (ii) such "second request" process is not likely to be completed by December 31, 1998.

         8.02 FULFILLMENT OF CLOSING CONDITIONS. Buyer shall use commercially reasonable efforts to fulfill or cause to be fulfilled all conditions to the Closing set forth in Section 9.01 or 9.02, to the extent of its ability to influence same. In addition, Buyer agrees to notify Sellers promptly following the receipt of any of the approvals referenced in each of Sections 9.01(g), (h) and (i).

         8.03 LISTING OF COMMON UNITS. Buyer shall use commercially reasonable efforts to cause the Common Units constituting a part of the Equity Consideration to be listed on the NYSE on or before the Closing Date.

         8.04 TARIFF ADOPTION. Buyer shall comply with any applicable Legal Requirements with respect to the adoption of Sellers' tariffs relating to the Pipeline Systems.


                                    ARTICLE 9
                      CONDITIONS TO CLOSING AND TERMINATION

         9.01 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to perform its obligations hereunder at Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Buyer in writing on or before the Closing Date).

                  (a) Representations, Warranties and Covenants of Sellers. The representations and warranties of each Seller hereunder shall be true and correct in all material respects as of the Closing Date, and each Seller shall have performed in all material respects all covenants required of such Seller by this Agreement to be performed on or before the Closing Date (it being agreed that covenants of Sellers set forth in Section 4.02(a)-(l) shall be deemed to be material).

                  (b) Officer's Certificate. Each Seller shall have delivered to Buyer a certificate of a corporate officer or other authorized person, dated the Closing Date, certifying on behalf of such Seller that the conditions set forth in Section 9.01(a) have been fulfilled.

                  (c) Third-Party Notices, Consents and Waivers. Except for Unobtained Consents, each Seller shall have given or caused to be given all such notices, and obtained or caused to be obtained all material consents, waivers of preferential purchase rights and approvals, in each case as may be required from any third parties not constituting Governmental Entities as a result of the execution of this Agreement or the occurrence of Closing.

                  (d) No Violations of Statutes, Orders, etc. There shall not be in effect any law, statute, code, rule, regulation or ordinance that makes it illegal for Buyer to perform its obligations hereunder at Closing or any judgment, order, writ or decree that enjoins Buyer from performing such obligations.

                  (e) Approvals of Governmental Entities. Provided that Buyer has complied with its obligations under Article 8 with respect to such matters, all legal requirements under the HSR Act for the valid occurrence of Closing (including the expiration of any applicable waiting periods) shall have been fulfilled and all other required permits, consents, approvals and authorizations from Governmental Entities shall have been obtained, except for Unobtained Consents.

                  (f) Litigation. No action or proceeding relating to the transactions contemplated by this Agreement shall be pending or threatened against Buyer in any court of law or by any Governmental Entity on the Closing Date, wherein an unfavorable judgment, decree or order is reasonably likely to prevent, make unlawful or materially affect the consummation of the transactions contemplated by this Agreement.

                  (g) Audit Committee Approvals. The Audit Committee of the Board of Directors of the General Partner shall have received an opinion from a financial advisor selected by it that the terms of the Support Agreement are fair to EPP and the Limited Partners from a financial point of view, such opinion shall not contain any exceptions or explanations that are unacceptable to the Audit Committee, and the Audit Committee shall have determined that the Support Agreement is fair and reasonable to EPP (collectively, the "Audit Committee Approvals").

                  (h) Board of Director Approvals. The Board of Directors of the General Partner shall have received an opinion from a financial advisor selected by it that the transactions contemplated by this Agreement are fair to EPP and its Partners, from a financial point of view, such opinion shall not contain any exceptions or explanations that are unacceptable to the Board of Directors, and the Board of Directors shall have approved this Agreement and the Support Agreement (collectively, the "Board Approvals").

                  (i) Certain Matters Relating to ARCO Properties. Sellers shall have obtained, and furnished Buyer with evidence of the receipt of, (i) to the extent required in connection with the transfer by Sellers to Buyer or its designee of any of the Assets located in California, the approval of the Department of Fish and Game of the State of California,
         (ii) to the extent required, the approval of Atlantic Richfield Company of the assignment by Koch Oil to Buyer or its designee of Koch Oil's right to operate the North Coles Levee Plant No. 8 without unreasonable interference from Atlantic Richfield Company in connection with the management by Atlantic Richfield Company of the Coles Levee Ecosystem Preserve and Atlantic Richfield Company's exercise of the rights reserved by Atlantic Richfield Company pursuant to the transfer document conveying the North Coles Levee Plant No. 8 to Sellers, or the securing of such other arrangements as may be necessary to secure for Buyer or its applicable designee equivalent rights, benefits and privileges, and (iii) the agreement of Atlantic Richfield Company to approve the transfer of, and cure any defects in, the easements granted by Atlantic Richfield Company to Koch Oil for use by Koch Oil in connection with the operation of and access to the North Coles Levee Plant No. 8.

         9.02 CONDITIONS TO OBLIGATION OF SELLERS. The obligation of each Seller to perform its respective obligations hereunder at Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by such Seller in writing on or before the Closing
Date).

                  (a) Representations, Warranties, and Covenants of Buyer and EOTT. The representations and warranties of Buyer and EOTT hereunder shall be true and correct in all material respects as of the Closing Date, and each of Buyer and EOTT shall have performed in all material respects all covenants required of such Party by this Agreement to be performed on or before the Closing Date (it being agreed that the obligations of Buyer and EOTT under Section 4.02(a)-(m) shall be deemed to be material).

                  (b) Officer's Certificate. Buyer and EOTT shall have delivered to Seller a certificate of a corporate officer of Buyer's and EOTT's general partner, dated the Closing Date, certifying on behalf of Buyer that the conditions set forth in 9.02(a) have been fulfilled.

                  (c) General Partner Approval. The General Partner of EEP shall have approved the admission of the Initial Holder to EEP as a Limited Partner in respect of the Units to be issued to it by EEP at Closing.

                  (d) No Violations of Statutes, Orders, etc. There shall not be in effect any law, statute, code, rule, regulation or ordinance that makes or will make it illegal for either Seller to perform its obligations hereunder at Closing or any judgment, order, writ or decree that enjoins either Seller from performing such obligations.

                  (e) Approvals of Governmental Entities. Provided that each Seller has complied with its obligations under Section 7.02 with respect to such matters, all legal requirements under the HSR Act for the valid occurrence of Closing (including the expiration of any applicable waiting periods) shall have been fulfilled and all other required permits, consents, approvals and authorizations from Governmental Entities shall have been obtained, except for Unobtained Consents.

                  (f) Litigation. No action or proceeding relating to the transactions contemplated by this Agreement shall be pending or threatened against either Seller in any court of law or by any administrative or governmental agency on the Closing Date, wherein an unfavorable judgment, decree or order is reasonably likely to prevent, make unlawful or materially affect the consummation of the transactions contemplated by this Agreement.

                  (g) Listing of Common Units. The Common Units constituting a part of the Equity Consideration shall have been listed on the NYSE.

                  (h) Alleged Breaches of Representations and Warranties. Buyer shall not have notified Sellers of alleged breaches by Sellers of Sellers' representations and warranties hereunder (excepting Title Warranties) that, in the aggregate, could reasonably be expected to result in a claim for Damages by Buyer in excess of $5,000,000 (above and beyond the $1,000,000 deductible provided for in Section 10.01(a)(2) on page 31 hereof).

         9.03 TERMINATION. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                  (a) by either Buyer or Sellers if the Closing shall not have occurred on or before December 31, 1998 (or such later date as may be agreed upon by the Parties);

                  (b) by Buyer or Sellers if a "second request" has been made pursuant to the HSR Act and the Party desiring to terminate has concluded, in its reasonable judgment, that (i) compliance with such "second request" would be unduly burdensome on such Party or (ii) such "second request" is not likely to be completed by December 31, 1998;

                  (c) by Buyer or either Seller, upon delivery of five Business Days' prior written notice to the other Party, if events have occurred that have made it impossible to satisfy a condition to the terminating party's obligations hereunder that such terminating Party is not willing to waive (and each Party agrees to promptly notify the other Party or Parties if such Party discovers that events have taken place that give such Party the right to terminate this Agreement pursuant to this Section 9.03(c));

                  (d) by any Party at any time prior to Closing, upon delivery of five Business Days' prior written notice to the other Party, if a final order has been issued by a judicial or governmental authority with appropriate jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement; or

                  (e)      by mutual agreement of the Parties,
provided, however, no Party may exercise any right of termination pursuant to this Agreement if the event giving rise to such termination right resulted from the failure by such Party to fulfill any material undertaking or commitment provided for herein that is required to be fulfilled by such Party prior to the Closing.

         9.04 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.03 or otherwise pursuant to the terms hereof, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.16, 6.05, 7.04(b), 11.01, 11.07, 11.11 and 11.14, which shall, except to the extent otherwise specifically provided, survive such termination and continue in full force and effect). If this Agreement is terminated pursuant to the provisions hereof, nothing herein shall relieve either Party from liability for any breach of this Agreement occurring prior to such termination.

         9.05 SURVIVAL. The representations, warranties, covenants and obligations of the Parties under this Agreement shall survive the Closing and may be enforced at any time upon reasonable notification (which notice shall include reasonable detail regarding the basis for the claim and, to the extent then available, the estimated Damages suffered by the Person making the claim); provided, however, that any claim may be made only if the Party making the claim shall have notified the responsible Party in writing on or before the applicable date specified below:

                  (a) in the case of a claim under Section 5.11, and the corresponding indemnity obligation with respect to such representation and warranty as set forth in Section 10.01(a)(i), on or before the Closing Date;

                  (b) in the case of a claim under Sections 5.01-5.05 (excluding 5.03(f)), 5.06(c) (other than the second sentence thereof), 5.07(b), 5.08-5.10, 5.13-5.19, and Section 5.20 (except as it relates to Section 10.02) and Article 6, and the corresponding indemnity obligations with respect to such representations and warranties as set forth in Sections 10.01(a)(i) and 10.01(b)(i), on or before the second anniversary of the Closing Date;

                  (c) in the case of the Title Warranties and Section 7.05, and the corresponding indemnity obligation with respect thereto as set forth in Section 10.01(a)(ii), on or before the 10th anniversary of the Closing Date;

                  (d) in the case of any claim by Buyer pursuant to Section 5.20 as it relates to Section 10.02 and Section 10.02(e) as it relates to Unknown Contamination, on or before the fifth anniversary of the Closing Date; and

                  (e) in the case of all other provisions, upon the expiration of the applicable statute of limitations.


                                   ARTICLE 10
                      ADDITIONAL AGREEMENTS OF THE PARTIES

         10.01 INDEMNIFICATION. The terms and provisions of this Article 10 shall apply separately to Koch Pipeline and Koch Oil, as their respective assets, interests and obligations may be affected hereunder, and Buyer understands and agrees that Koch Pipeline shall not be responsible for Koch Oil's obligations under this Article 10 and Koch Oil shall not be responsible for Koch Pipeline's obligations under this Article 10.

                  (a) Subject to the survival provisions set forth in Section
         9.05 and the limitations set forth in this Section 10.01(a), and except to the extent any such Claims or Damages are covered by Buyer's indemnity in favor of the Seller Indemnified Parties pursuant to
         Section 10.01(b), each Seller agrees, severally and not jointly, to indemnify, defend, hold harmless and release Buyer, EOTT, its general partner and Affiliates, and its and their respective directors, officers, employees and agents (collectively, the "Buyer Indemnified Parties") from and against all Claims and Damages suffered or incurred by the Buyer Indemnified Parties that arise out of, result from or are payable as a result of the following:

                           (i) the breach of any representation or warranty made
                  by such Seller in Article 5 of this Agreement or in any certificate or other document or instrument delivered by or on behalf of such Seller to Buyer pursuant to this Agreement (except for the Title Warranties, which are subject to the separate indemnity and deductible in Section 7.05, and except to the extent such breach is due to an Excluded Third-Party Claim);

                           (ii) without limiting or expanding the obligations of
                  Sellers pursuant to the express terms of such covenants or obligations, the failure of such Seller to perform any covenant or obligation required to be performed by it under Articles 2-4 and 7, Sections 10.03-10.09, 10.12, 10.13, 10.14
                  11.05, 11.07, 11.08, 11.10, 11.14 and 11.15 of this Agreement;

                           (iii) any and all obligations arising under law or
                  contract to any System Employee in connection with his or her employment by such Seller or its Affiliates on or before the Effective Time, or in connection with the termination by such Seller or its Affiliates of his or her employment with such Seller or any such Affiliate at any time, regardless of whether such obligations would not have arisen had EOTT chosen to employ any such employee following the Effective Time, including, without limitation, any and all severance benefits, medical or other insurance coverages, retirement benefits or any other benefit or obligation of whatsoever nature, arising out of the employment relationship between such Seller (or any such Affiliate) and such employees;

                           (iv) except to the extent that any of the Buyer
                  Indemnified Parties are currently parties to such litigation or hereafter become a party thereto due to actions or omissions of the Buyer Indemnified Parties occurring after the Effective Time, the matters identified on Schedule 5.10;

                           (v) if Closing occurs, any Claims made by third
                  parties (including Governmental Entities) against the Buyer Indemnified Parties to the extent such Claims arise out of or are attributable to the ownership, use, condition or operation of the Assets on or before the Effective Time, but specifically excluding any Claims to the extent they cover or include harm suffered by a third party (including

                  Governmental Entities) after the Effective Time that is attributable to (A) the actions, omissions or operations of Sellers prior to the Effective Time (but not the willful or wanton misconduct of Sellers prior to the Effective Time) or
                  (B) the failure of any Seller Indemnified Parties to (1) install and/or properly maintain and operate cathodic protection systems or other corrosion control systems or procedures on all or any part of the Koch Pipeline Property or Koch Oil Property or (2) conduct "smart pigging" surveys or other activities designed to ascertain the maintenance status of all or any portion of the Koch Pipeline Property or the Koch Oil Property (the matters covered by clauses (A) and (B) preceding being herein referred to as the "Excluded Third-Party Claims");

                           (vi) if Closing occurs, the ownership, use, condition
                  or operation of the Excluded Assets at any time before, on or after the Effective Time; and

                           (vii) if Closing occurs, any fines or penalties
                  levied by a Governmental Entity with respect to the ownership, use or operation of the Assets on or before the Effective Time (it being agreed that Buyer shall, for purposes of this Section 10.01(a)(vii), be deemed to be the owner and operator of the Assets with respect to the period of time following the Effective Time);

         IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL AND WANTON MISCONDUCT) OF THE BUYER INDEMNIFIED PARTIES; provided, however, that the indemnity obligations of Sellers under this Section 10.01(a) shall be subject to the following limitations:

                           (1) the indemnity obligations of Sellers under this
                  Section 10.01(a) shall not be construed as relieving Buyer from any of its indemnity obligations under Section 7.04(b); and

                           (2) the Sellers shall only be obligated to indemnify
                  the Buyer Indemnified Parties for any Damages pursuant to
                  Section 10.01(a)(i) above to the extent the aggregate amount of such Damages suffered or incurred by the Buyer Indemnified Parties exceeds $1,000,000.

                  (b) Subject to the survival provisions set forth in Section
         9.05 and except to the extent that any such Claims or Damages are covered by Seller's indemnity in favor of the Buyer Indemnified Parties pursuant to Section 10.01(a), Buyer agrees to forever indemnify, defend, hold harmless and release each Seller and its Affiliates, and their respective directors, officers, employees and agents (collectively, the "Seller Indemnified Parties") from and against all Claims and Damages arising out of or resulting from or payable as a result of the following:

                           (i) the breach of any representation or warranty made
                  by Buyer in Article 6 of this Agreement or in any certificate or other document or instrument delivered by or on behalf of Buyer to Sellers pursuant to this Agreement;

                           (ii) without limiting or expanding the obligations of
                  Buyer pursuant to the express terms of such covenants or obligations, the failure of Buyer to perform any covenant or obligation required to be performed by it under Articles 2-4 and 8, and Sections 10.03-10.09, 10.11-10.14, 11.05, 11.07,
                  11.08, 11.10, 11.14 and 11.15 of this Agreement;

                           (iii) if Closing occurs, any Excluded Third-Party
                  Claims;

                           (iv) if Closing occurs, any Claims made by third
                  parties (including Governmental Entities) against the Seller Indemnified Parties to the extent such Claims arise out of or are attributable to the ownership, use, condition or operation of the Assets after the Effective Time; and

                           (v) If Closing occurs, any fines or penalties levied
                  by a Governmental Entity with respect to the ownership, use or operation of the Assets after the Closing Date;

         IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL AND WANTON MISCONDUCT) OF THE SELLER INDEMNIFIED PARTIES; provided, however, that the indemnity obligations of Buyer under this Section 10.01(b) shall not be construed as relieving Sellers from any of their indemnity obligations under Section 10.02(b) in connection with any post-Closing activities of Sellers on the properties constituting a part of the Assets.

                  (c) The indemnities set forth in Section 10.01(a) and Section 10.01(b) shall not be applicable to Known Contamination and Unknown Contamination, which are addressed exclusively in Section 10.02.

                  (d) In the event that any Claim for which either Seller, on the one hand, or Buyer, on the other hand (each an "Indemnifying Party") would be liable to the other Party or another indemnified person (each, an "Indemnified Party") under this Section 10.01 is asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such Claim, specifying the nature of and specific basis for such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"); provided, that no failure or delay in the giving of such Claim Notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have 30 days from the delivery of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claim; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the defense of such Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, then the Indemnifying Party shall have the right, at its own expense and after reasonable coordination with the Indemnified Party, to assume the defense of any such Claim either directly or through its insurer. In such case, but subject to Section 10.01(f) below, (i) the Indemnifying Party shall control the course of and make all decisions concerning any such proceeding, select and employ counsel (with the approval of the Indemnified Party, not to be unreasonably withheld), and expeditiously settle or prosecute such proceeding to a final conclusion, and (ii) the Indemnified Party may participate in, but not control, any such defense or settlement at its own cost and with its own counsel, and (iii) if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the third-Party Claim, or any cross-complaint against any Person. To the extent the Indemnifying Party elects not to assume the defense of any Claim, the Indemnified Party shall, at the cost and for the account of the Indemnifying Party, assume all obligations with respect thereto, and shall take such prudent steps as may be required in connection therewith as though the indemnities did not exist and such Claim were the Indemnified Party's responsibility. In such case, the Indemnified Party shall have the right with respect to any Claim for which it is assuming the defense to choose counsel and make decisions regarding any such proceeding, provided that it shall keep the Indemnifying Party advised with respect thereto. Subject to Section 10.01(f) below, the Indemnifying Party shall be bound by any and all rulings, judgments, compromises and settlements reached by the Indemnified Party in good faith.

                  (e) Buyer and each Seller agree that if it becomes an Indemnified Party, it shall cooperate with the Indemnifying Party and permit the Indemnifying Party reasonable access to the Indemnified Party's books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this
         Section 10.01; provided, however, that the Indemnified Party shall not be required to disclose to the Indemnifying Party any documents or correspondence covered by the attorney-client privilege or the work product doctrine, except pursuant to a joint defense agreement. To the extent that any documents or correspondence are covered by the attorney-client privilege or the work product doctrine, the Indemnified Party shall notify the Indemnifying Party if the Indemnified Party seeks to protect such privilege with respect to third parties. The Indemnified Party shall disclose to the Indemnifying Party the non-privileged contents of any such documents or correspondence. If requested by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product.

                  (f) No third-Party Claim may be made the subject of a consent decree or otherwise settled or compromised without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. No consent decree or other settlement or compromise of any such Claim involving (i) the entry of a plea of guilty or nolo contendere to any criminal charge, or (ii) any admission of responsibility for which the Indemnified Party could be held criminally liable, may be entered into without the prior written consent of the Indemnified Party. Any consent decree or other settlement or compromise involving or affecting Buyer's (or its designee's) ownership, operation or use of the Assets shall require the prior consent of Buyer (or its designee), which shall not be unreasonably withheld.

                  (g) Subject to the terms hereof, no investigation by an Indemnified Party at or prior to the Closing shall relieve an Indemnifying Party of any liability hereunder.

         10.02 AGREEMENT REGARDING KNOWN AND UNKNOWN ENVIRONMENTAL CONTAMINATION. (a) Definitions. As used herein, the following terms shall have the meanings set forth below:

                  (i) "Unknown Contamination" shall mean Hazardous Material contamination in, upon or under the Assets as of or prior to the Effective Time that is not Known Contamination.

                  (ii) "Known Contamination" shall mean Hazardous Material contamination in, upon or under the Assets as of or prior to the Effective Time that requires remediation under applicable Environmental Legal Requirements and is either (A) described or referred to in
         Schedule 5.11, or (B) within the knowledge of Sellers.

                  (iii) "Unknown Contamination Event" shall mean the occurrence of one or more specific instances of Unknown Contamination that arise out of or relate to a specific incident, leak or release, or series of related incidents, leaks or releases.

                  (iv) "Remediation Costs" shall mean, without duplication and without double recovery, commercially reasonable costs and expenses that are incurred reasonably and in good faith in the course of remediating Known Contamination or Unknown Contamination. Remediation Costs incurred by Buyer shall be evidenced to Sellers through reasonable documentation. Remediation Costs shall not include (A) any costs arising out of post-Effective Time events/matters to the extent caused by the negligence of Buyer or its agents or contractors that occurs after the Effective Time; (B) any costs associated with accidents or other non-routine events that occur after the Effective Time; (C) any costs (other than the costs for the jointly-selected consultant on the applicable Remediation Plan) associated with any discussions or negotiations with regard to such Remediation Plan, any oversight activities related to such remediation work, or any subsequent changes in the scope of remediation activities to be undertaken pursuant to such Remediation Plan (unless such changes are mutually agreed upon); (D) any of Buyer's or Sellers' internal costs except to the extent that Buyer's employees are actually performing the remediation on a particular remediation project; or (E) any costs to the extent incurred in relation to environmental contamination that is not Known Contamination or Unknown Contamination.

                  (v) "Remediation Plan" shall have the meaning given thereto in
         Section 10.02(e)(v).

         (b) Known Contamination-Remediation Costs. As between Buyer and Sellers, Sellers shall be responsible for all Remediation Costs associated with Known Contamination and shall be responsible for the physical performance of the remediation work. Without limiting any rights of the Buyer Indemnified Parties under Section 10.02(d), any Remediation Costs incurred by Buyer for Known Contamination shall be for the sole account of Buyer unless a dispute as to whether the Environmental Contamination was Known Contamination or Unknown Contamination existed at the time the Remediation Costs were incurred. Buyer shall, in good faith, cooperate with Sellers in allowing Sellers to carry out such remediation obligations, which cooperation may include the imposition of commercially reasonable restrictions on the future use of the applicable property; provided that such restrictions do not result in the cessation or material alteration of Buyer' ongoing operations in a commercially unreasonable manner. Buyer shall permit Sellers, upon reasonable advance notice, access to sites with Known Contamination for the purpose of conducting investigations, remediation and monitoring; provided, however, that such access may not unreasonably interfere with the ongoing operations of Buyer or its Affiliates and shall not include access to any records or documents of Buyer or such Affiliates that are (i) proprietary in nature or (ii) covered by the attorney-client privilege or work-product doctrine. Except for any Legal Requirements to the contrary or to the extent reasonably necessary to protect Buyer's interest in a dispute with either Seller, Buyer shall not conduct ASTM Phase II investigations at sites with Known Contamination unless such actions are related to a release by Buyer. Except for any Legal Requirements to the contrary, Buyer shall allow Sellers to initiate contact with federal, state or local agencies regarding Known Contamination, and shall not attend meetings between federal, state or local agencies, except that Buyer shall have the right to attend any such meetings as an observer. Seller shall forward to Buyer any reports from Governmental Entities of such meetings. Should Buyer become aware of a material release by Buyer at or within 250 yards of any site with Known Contamination or that is reasonably likely (in the good faith determination of Buyer) to have an impact on a site with Known Contamination, Buyer shall provide Sellers, within 10 working days of the release, Buyer' internal leak report and such further information related to the release as reasonably requested by Seller, except to the extent such information constitutes written or oral communications that are subject to the attorney-client privilege or documents that are covered by the work product doctrine. Sellers shall be permitted to discharge their obligations under this Section 10.02(b) through the use of consultants or contractors. Where, as between Sellers and a third party, a third party is required to assume responsibility for Known Contamination, Sellers shall be permitted to discharge their obligations for such Known Contamination through that third party, its consultants or contractors; provided, however, that Sellers shall remain primarily responsible for making sure that the necessary work/remediation is done. Notwithstanding anything to the contrary contained in this Agreement, Sellers agree to protect, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Claims or Damages suffered or incurred by the Buyer Indemnified Parties in connection with any personal injuries, including death, or property damage caused by or incurred in connection with the performance by Sellers, third parties acting on their behalf or their respective employees, agents, representatives, consultants or contractors of any investigation, remediation or monitoring activities with respect to any actual or potential Known Contamination, EVEN IF SAME IS ATTRIBUTABLE TO THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BUYER INDEMNIFIED PARTIES.

         (c) Known Contamination-Agreements of Sellers With Prior Owners. To the extent that Sellers have pre-Closing environmental obligations to Shell Pipe Line Corporation ("Shell") or any other third party in connection with any portion of the Assets, these matters shall remain the obligation of Sellers (as between Sellers and Buyer), but this sentence shall not limit Buyer's or Sellers' rights to indemnity/defense pursuant to this Agreement, and Buyer shall, in good faith, cooperate with Sellers in allowing Sellers to carry out such obligations; provided that Sellers do not cause Buyer to suffer any commercially unreasonable disruptions in the process; provided further, that Buyer and Sellers expressly agree to the following with respect to that portion of the Assets consisting of the pipeline system (the "Shell Pipeline System") purchased by Koch Pipelines, Inc. (n/k/a Koch Pipeline Company, L.P.) from Shell pursuant to that certain Purchase and Sale

Agreement dated June 4, 1992, as amended by the amendment agreement dated September 3, 1992 (the "Shell Agreement"):

                  (i) Buyer shall operate the Shell Pipeline System as a common carrier as long as the law requires.

                  (ii) Buyer shall permit Shell, upon reasonable notice, access to the following locations, to the extent that they are a part of the Assets (the "Shell Locations"), for purposes of conducting ASTM Phase II investigations, constructing and operating remediation equipment and performing monitoring requirements: Boyd Station; Hamlin Station; E. Hamlin Gathering; Haskell Station; John Lane Gathering; Midway Station; Pardue Gathering; Ray Station; Ryan Station; Westbrook Station; Healdton Station; Baylor Station; W11 19 Haskell County; W11 6 Stonewall County; Pauls Valley, Oklahoma Lease; Bomarton, Texas Easement.

                  (iii) Buyer shall not charge Shell a fee for access to the Shell Locations.

                  (iv) Seller shall use all reasonable efforts to cause Shell to minimize disruption to Buyer's equipment and ongoing operations in connection with Shell's activities at the Shell Locations, but shall not be required to compensate Buyer for such disruptions unless (A) Seller has not used all reasonable efforts to prevent such disruptions or (B) Shell has in fact conducted itself in such a way so as to not minimize disruptions.

                  (v) Except for any Legal Requirements to the contrary, Buyer shall not participate in Phase II investigations at the Shell Locations unless (A) such actions are related to a release by Buyer or Seller or
         (B) reports from such investigations will be submitted to a state or federal agency.

                  (vi) Except for any Legal Requirements to the contrary, Buyer shall allow Shell to initiate contact with federal or state agencies regarding contamination existing on or before October 1, 1992, at the Shell Locations, and shall not attend meetings between federal or state agencies and Shell regarding such contamination. Sellers shall forward to Buyer any reports of such meetings provided to Sellers by Shell.

                  (vii) Should Buyer have a release from the Shell Pipeline System at or within one-half mile of one of the Shell Locations, Buyer shall provide, within 10 working days of the release, to Sellers, with a copy to Shell (at an address to be supplied by Sellers within a reasonable time after Closing), Buyer's internal leak report and such further information related to the release as reasonably requested by Shell.

In addition, subject to the terms above, Buyer recognizes that if any releases are discovered after Closing that relate to a Shell obligation under the Shell Agreement, then Shell may have the right to perform such remediation under the terms of the Shell Agreement.

         (d) Known Contamination-Indemnity. Each Seller agrees, severally, and not jointly, to indemnify, defend, hold harmless and release the Buyer Indemnified Parties from and against all Claims made by third parties (including Governmental Entities) arising out of or resulting from

Known Contamination, without regard to the sole, partial or concurrent negligence, gross negligence or strict liability (but not the willful and wanton misconduct) of the Buyer Indemnified Parties; provided, however, that the indemnity obligations of each Seller under this Section 10.02(d) shall not be construed as relieving Buyer from any of its indemnity obligations under Section 7.04(b).

         (e) Unknown Contamination-Remediation. With respect to remediation of Unknown Contamination, Sellers and Buyer agree as follows:

                  (i) Upon Buyer's discovery of contamination that Buyer asserts is Unknown Contamination, Buyer shall provide a written notice to Sellers, which notice shall identify the alleged Unknown Contamination with reasonable specificity and particularity, including the specific location of such contamination and the extent of such contamination to the extent then known by Buyer.

                  (ii) Upon receipt by Sellers of such a notice from Buyer, Buyer and Sellers, without waiving their respective rights hereunder, agree to meet and attempt in good faith to reach a mutual agreement as to whether the discovered contamination is, or is not, Unknown Contamination.

                  (iii) To the extent that it is determined that the discovered contamination is Unknown Contamination, the Parties will, without waiving their respective rights hereunder, have further discussions in good faith in an attempt to agree upon a reasonable estimate of the required remediation costs for such Unknown Contamination and to select an environmental consultant that the Parties would jointly retain for such remediation.

                  (iv) If Buyer and Sellers are unable to jointly agree upon a consultant, (A) if the estimated cost to remediate such Unknown Contamination does not exceed $250,000 and the aggregate of actual and estimated Remediation Costs to be assumed by Buyer does not exceed $10,000,000, Buyer shall select the environmental consultant with the consent of the applicable Seller, which consent shall not be unreasonably withheld and (B) in all other cases, Sellers shall select the environmental consultant with the consent of Buyer, which consent shall not be unreasonably withheld.

                  (v) Upon the selection of a consultant with respect to any Unknown Contamination, such consultant will prepare a remediation plan (the "Remediation Plan") for such Unknown Contamination that, in its final form: (A) is mutually reasonably acceptable to the Parties following good-faith discussions; (B) is in accordance with all applicable Legal Requirements; (C) contains a comprehensive description of the remediation activities that would be performed to remediate the property to the extent required by applicable Legal Requirements (and if a site could be remediated using several different methods and/or sets of activities, the Remediation Plan will list and describe each remediation scenario separately); (D) may contain commercially reasonable restrictions on the future use of the applicable property, provided such restrictions do not require the cessation or material alteration of Buyer's operations relating to the Assets in a commercially unreasonable manner; and (E) contains an estimate of the total cost of the remediation under each remediation scenario.

                  (vi) If a Remediation Plan contains more than one remediation scenario, the Parties will have good-faith discussions concerning which remediation scenario to select. If the Parties are unable to agree upon a particular remediation scenario, and Buyer desires to select a remediation scenario that has a higher estimated cost than the remediation scenario that Sellers wish to select, Sellers' total reimbursement obligation to Buyer hereunder with respect to such remediation shall be calculated based on the amount of the estimated cost of the remediation scenario that Sellers desire to select, rather than the actual cost, provided that such remediation scenario desired by Sellers satisfies the parameters set forth in Section 10.02(e)(v)(B)-(E) above.

                  (vii) The Parties agree that Buyer will be responsible for the physical performance of any remediation work contemplated by a Remediation Plan and the payment of any costs associated therewith, subject to Sellers' reimbursement obligations hereunder. Sellers shall, within 30 days following receipt of an invoice therefor from Buyer, reimburse Buyer for all Remediation Costs incurred by or on behalf of the Buyer Indemnified Parties that are attributable to Unknown Contamination; provided, however, that Buyer shall be responsible for the first $250,000 of Remediation Costs that are attributable to a given Unknown Contamination Event; provided, further, that such $250,000 limitation shall not apply from and after the point at which the Buyer Indemnified Parties have incurred Remediation Costs in respect of Unknown Contamination equal to an aggregate of $10,000,000.

                  (viii) In connection with the remediation of any Unknown Contamination, Sellers and Buyer shall jointly handle and control all interactions with Governmental Entities relating to such remediation; it being agreed that the Parties shall take actions and use strategies that are mutually agreed upon following good-faith negotiations. Each Party shall have the right to review and comment on proposed work plans prior to finalization and implementation, attend meetings with governmental agencies regarding such remedial action and have a representative present during the performance of any such remedial action. No changes will be made in the scope of the activities undertaken pursuant to a Remediation Plan except upon the mutual agreement of the Parties following good-faith negotiations.

                  (ix) In situations where Buyer has purchased, with funds provided or reimbursed by Sellers, remediation equipment relating to the remediation of Unknown Contamination, such equipment shall be owned by Buyer; provided, however, that when such equipment is no longer needed to remediate such Unknown Contamination, Buyer will either return such equipment to Sellers at no cost or, if Buyer so elects, pay Sellers, without unreasonable delay, the reasonable then-current market value of such equipment.

                  (x) Buyer shall retain its records relating to the remediation of Unknown Contamination until such time as the Parties mutually and reasonably agree that any such records may be discarded. The Parties will make reasonable, good faith efforts to resolve any disputes concerning the obligations of Sellers with respect to Unknown Contamination and any of the matters addressed in this Section 10.02, and each Party shall allow the other Party reasonable access to any relevant, non-privileged documents and records relating to such matters.

                  (xi) Subject to the terms hereof, no investigation by Buyer at or prior to Closing shall relieve Sellers from their obligations with respect to Unknown Contamination.

         (f) Unknown Contamination-Indemnity. Subject to the terms of this
Section 10.02, each Seller agrees, severally, and not jointly, to indemnify, defend, hold harmless and release the Buyer Indemnified Parties from and against all Claims made by third parties (including Governmental Entities) for harm suffered by such third parties before the Effective Time and arising out of or resulting from Unknown Contamination, without regard to the sole, partial or concurrent negligence, gross negligence or strict liability (but not the willful and wanton misconduct) of the Buyer Indemnified Parties; provided, however, that the indemnity obligations of each Seller under this Section 10.02(f) shall not be construed as relieving Buyer from any of its indemnity obligations under
Section 7.04(b). Buyer agrees to indemnify, defend, hold harmless and release the Seller Indemnified Parties from and against all Claims made by third parties (including Governmental Entities) for harm suffered by such third parties after the Effective Time and arising out of or resulting from Unknown Contamination, without regard to the sole, partial or concurrent negligence, gross negligence or strict liability (but not the willful and wanton misconduct) of the Seller Indemnified Parties; provided, however, that the indemnity obligations of Buyer under this Section 10.02(f) shall not be construed as relieving Sellers from any of their indemnity obligations under Section 10.02(b).

         10.03 COOPERATION AND PRESERVATION OF BOOKS AND RECORDS. Buyer and Sellers shall provide such assistance to each other as the other party may reasonably request in connection with the preparation of any tax return required to be filed in respect of the Buyer and Sellers, any audit or other examination by a taxing authority, any judicial or administrative proceeding relating to liability for federal, foreign, state or local Taxes, or any claim for refund in respect of such taxes. Buyer and Sellers shall retain, and upon request provide, any records or information which may be reasonably relevant to such return, audit, examination, proceeding, or claim. Such assistance shall include, but is not limited to, (i) making employees or counsel available at and for reasonable times to provide additional information and explanation of any material to be provided hereunder and (ii) subject to the right of each party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney client privilege and any documents that constitute attorney work product, furnishing access to, and permitting the copying of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination, proceeding, or claim.

         Buyer and Sellers recognize that the parties and their respective affiliates may need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by Buyer or Sellers; therefore, the Buyer and Sellers agree to (i) use commercially reasonable efforts to properly retain and maintain such records until the 30th day following the last date on which the period to which such records relate is subject to audit, and (ii) subject to the right of each party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney client privilege and any documents that constitute attorney work product allow the requesting party and its respective agents and other representatives, at times and dates mutually acceptable to the parties, to inspect, review, and make copies of such records as the requesting party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense.

         10.04 RECEIPTS AND CREDITS. Subject to the terms hereof (including, without limitation, the indemnification provisions hereof), all monies, proceeds, receipts, credits and income attributable to the Assets (as determined in accordance with generally accepted accounting principles) (a) for all periods of time from and after the Closing Date, shall be the sole property and entitlement of Buyer, and, to the extent received by either Seller or one of its Affiliates, shall be promptly accounted for and transmitted by such Seller to Buyer and (b) for all periods of time prior to the Closing Date, shall be the sole property and entitlement of the applicable Seller and, to the extent received by Buyer, shall be promptly accounted for and transmitted by Buyer to such Seller. In addition, subject to the terms hereof (including, without limitation, the indemnification provisions hereof), all invoices, costs, expenses, disbursements and payables attributable to the Assets (as determined in accordance with generally accepted accounting principles), (i) for all periods of time from and after the Closing Date, shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by Sellers, promptly reimburse Sellers for same and (ii) for all periods of time prior to the Closing Date, shall be the sole obligation of Sellers, and Sellers shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for same.

         10.05 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES. All ad valorem taxes, real property taxes, personal property taxes and similar obligations ("Property Taxes") attributable to the Assets with respect to the tax period in which the Closing Date occurs shall be apportioned as of the Closing Date between the applicable Seller and Buyer based on the Sellers' most recent property tax information. The Property Taxes so apportioned are referred to herein as the "Estimated Property Taxes."

                  (a) If Closing occurs prior to January 1, 1999, Buyer shall pay its Estimated Property Taxes to Sellers at Closing. Sellers shall pay or cause to be paid, when due, to the taxing authorities all Property Taxes relating to the tax period during which the Closing Date occurs. By June 1, 1999, Sellers shall send to Buyer a statement that apportions the Property Taxes as of the Closing Date between the applicable Seller and Buyer based on actual invoiced and paid Property Taxes ("Actual Property Taxes"). This statement shall be accompanied by proof of Sellers' actual payment of such Property Taxes for the tax period during which Closing occurs. By July 1, 1999, the difference between the Estimated Property Taxes and the Actual Taxes shall be settled between Buyer and Sellers by payment.

                  (b) If Closing occurs on or after January 1, 1999, Buyer shall pay or cause to be paid, when due, to the taxing authorities all Property Taxes relating to the tax period during which the Closing Date occurs. By June 1, 1999, Sellers shall send to Buyer a statement that apportions the Property Taxes as of the Closing Date between the applicable Seller and Buyer based upon Property Taxes actually invoiced and paid to the taxing authorities by Sellers for the 1998 tax year. This statement shall be accompanied by proof of Seller's actual payment of such Property Taxes for the 1998 tax year. By July 1, 1999, Buyer and Sellers shall settle the pro-rated amount by payment. No further prorations of Property Taxes shall be made for the 1999 tax year.

         10.06 TRANSFER TAXES. Buyer shall be responsible for and agrees to pay (or remit to Seller for payment if required by applicable Legal Requirements) all Transfer Taxes, if any, required to be paid in connection with the sale of the Assets pursuant to this Agreement.

         10.07 EMPLOYMENT AND BENEFIT MATTERS. (a) Neither EOTT nor Buyer is assuming any employment, remuneration or employee benefit obligations of either Seller for any current or former officers, directors, employees, contractors or consultants who are or were employed or otherwise compensated in connection with activities involving or with respect to the management and operation of the Koch Pipeline Property or the Koch Oil Property.

         (b) Each Seller shall, on a confidential basis and no later than September 17, 1998, provide to EOTT a schedule (the "Employee Schedule") identifying those employees of each Seller who are assigned to perform work primarily on the Koch Pipeline Property and on the Koch Oil Property affected by this Agreement ("System Employees") Sellers shall deliver their Employee Schedule of System Employees on a confidential basis to the Vice President, Human Resources of EOTT showing the name, job position, work location, home address, current salary or rate of pay, hire date and three year average of incentive and productivity payments for each System Employee. Since September 10, 1998, Sellers and their Affiliates have not reassigned or made new offers of employment to any of the System Employees and from and after the date hereof, Sellers shall not, and shall cause their Affiliates not to, reassign any such employees or make any such offers of employment without first giving EOTT an opportunity to interview such employees and make appropriate offers to such employees. In addition, Sellers agree to use commercially reasonable efforts to support EOTT's efforts to hire any System Employees. Except to the extent otherwise prohibited by Legal Requirements, Sellers shall endeavor in good faith, to provide EOTT prior to October 15, 1998 with payroll and benefit data necessary to assist EOTT in payroll and benefit administration for System Employees from Closing Date forward.

         (c) EOTT may, but is not required to, offer employment to any of the System Employees listed on the Employee Schedule. Any such offers of employment shall be made on or before the Closing Date. EOTT agrees that any offers of employment shall be made in accordance with this Section 10.07. Offers of employment to a System Employee shall be at a level of base compensation or rate of pay (excluding overtime, commissions and incentive pay) consistent with EOTT's salary practices for jobs of similar responsibilities, and shall be substantially equivalent to that currently earned by such System Employee.

         (d) All employment offers, if any, to System Employees will be subject to the closing of the transactions contemplated by this Agreement and such pre-employment screening requirements as EOTT in its discretion may determine to be appropriate. An individual who accepts such an offer of employment from EOTT and who is not actively at work as of the Effective Time shall remain employed by the applicable Seller at such Seller's expense and under such Seller's benefit plans until he or she is allowed to commence active employment with EOTT or is terminated by such Seller. At least five days before the Closing Date or within five days following acceptance, whichever is sooner, EOTT shall provide each Seller with a written list of those System Employees who have accepted offers of employment from EOTT effective as of the Closing Date.

         (e) Individuals listed on the Employee Schedule who accept such offers of employment and who become employed by EOTT are referred to as "New Employees," or individually as a "New Employee". Upon commencement of employment by a New Employee with EOTT, the New Employee's participation in all employee benefit plans (within the meaning of Section 3(3) of ERISA) and other benefit and compensation arrangements or practices sponsored by Sellers or any of Sellers' Affiliates ("Sellers' Plans") will cease, except as otherwise required by law, and all liability associated with Sellers' Plans, including, but not limited to, funding, claims for benefits, fines, penalties and taxes, will remain the liability of Sellers and Sellers' Affiliates. Sellers will protect, defend and indemnify the Buyer Indemnified Parties from and against any claims, actions, suits, proceedings, and demands made by any New Employee, or by any other employee of either Seller to whom EOTT offered employment, for severance pay from EOTT or for any other claims or liabilities arising out of the employment relationship with such Seller prior to the Effective Time. EOTT will protect, defend, and indemnify each Seller from claims, actions, suits, proceedings, and demands made by any New Employees, or by any other employee of EOTT, for any claims or liabilities arising out of the employment relationship with EOTT or the termination of employment with EOTT, to the extent any such termination occurs after the Effective Time.

         (f) Upon commencement of employment by EOTT of the New Employees, the New Employees will be eligible for participation in all employee benefit plans (within the meaning of section 3(3) of ERISA) and other benefit and compensation arrangements or practices for which similarly situated employees of EOTT are eligible ("EOTT's Plans"), in accordance with the terms of EOTT's Plans, provided that New Employees will receive credit under the EOTT's Plans for their period of employment with Sellers ("Past Service"), to the extent that such Past Service was recognized under similar plans sponsored by Sellers, in determining
(i) eligibility for participation in the pension and welfare benefit plans, including, but not limited to, short term disability, severance and vacation plans, (ii) the duration and amount of short term disability and severance benefits, and (iii) vesting under any such pension and welfare benefit plans. Notwithstanding the foregoing, credit for Past Service shall not be given or taken into account in determining the level of employer contributions or accrued benefits under any of EOTT's Plans that is an employee pension benefit plan or post-retirement medical plans. Each New Employee shall have no less vacation benefit under EOTT's vacation policy than he or she had under Sellers' vacation policy. Upon termination of employment with a Seller, such Seller will pay each New Employee for his or her accrued and unused vacation days.

         (g) As between each Seller and EOTT, each Seller shall be responsible for all workers compensation claims arising out of any injuries and diseases which occur prior to the Effective Time, as to the New Employees, and EOTT shall be responsible for all workers compensation injuries and diseases, which occur after the Effective Time as to the New Employees.

         (h) Each Seller shall be responsible for the health care claims, whether reported or unreported, of its System Employees that are not employed by EOTT as of the Closing Date who receive continuation of health care coverage, as required by COBRA under affected medical plans sponsored by a Seller or a Seller's Affiliate. EOTT shall be responsible for providing health care continuation coverage, if any, as required by COBRA to any of the New Employees who are employed by EOTT as of or subsequent to the Closing Date and who cease employment with EOTT for any reason thereafter.

         (i) No preexisting condition, exclusion, or limitation shall be applicable with respect to the participation and coverage of any New Employee or dependent in any of EOTT's Plans which is a medical plan provided that such New Employee and his or her covered dependent(s) were not excluded immediately prior to the Closing Date under a Seller provided medical plan due to a preexisting condition limitation, and provided, further, that to the extent such New Employee and his or her covered dependent(s) are not otherwise excluded due to a preexisting condition, such New Employee and his or her covered dependents enroll in such plan of EOTT within 30 days of the New Employee commencing employment with EOTT. Additionally, any New Employee or covered dependent expenses applied toward any lifetime limitations or toward any deductibles in the calendar year in which the Closing occurs and any calendar year out-of-pocket limitations under Sellers' medical and dental plans in the year in which the Closing occurs shall be recognized under EOTT's medical and dental benefit plans and applied respectively toward any deductibles or out-of-pocket limits thereunder. Sellers shall provide EOTT with a true and complete listing of all amounts so expended and such other information as EOTT may require in order to properly administer the provisions of this paragraph.

         (j) Except as disclosed on Schedule 10.07, since the Pricing Date, Sellers have not taken, and prior to Closing Sellers shall not take, any action that would increase the base compensation or benefits under any plan, policy, practice or program of any System Employee, except for raises or other increases in compensation given in the ordinary course of business.

         (k) The representations, provisions, warranties and undertakings contained in this Section 10.07 shall be binding solely on the parties to this Agreement, and no other Persons shall have any third party beneficiary or other right hereunder.

         10.08 AGREEMENT REGARDING PHYSICAL INVENTORY AND MINIMUM INVENTORY REQUIREMENTS. A physical inventory of the crude oil and condensate contained in the Assets shall be conducted and verified by a mutually agreed independent inspector on the Closing Date in accordance with the procedures, and subject to the terms and conditions, set forth in Schedule 10.08. Buyer and Sellers also agree as set forth on Schedule 10.08 regarding minimum inventory requirements as of the Closing Date.

         10.09 IMBALANCES. With respect to any contract imbalances that exist as of the Effective Time and relate to the Koch Oil Operations, Koch Oil shall retain full responsibility therefor and rights with respect thereto; it being the intent of the Parties that Koch Oil shall be obligated to make up or otherwise settle any contract imbalances that are owed to a counterparty and entitled to receive the benefit of any contract imbalances that are owed to Koch Oil. With respect to any shipper imbalances that exist as of the Effective Time and relate to the ownership and operation of the Koch Pipeline Property, Koch Pipeline shall retain full responsibility therefor and rights with respect thereto; it being the intent of the Parties that Koch Pipeline shall be obligated to make up any losses or shortages due to a shipper and entitled to receive the benefit of any overages that exist as of the Effective Time.

         10.10 DISCLAIMERS. Buyer acknowledges that, except as expressly set forth herein, Sellers have not made, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (i) THE CONDITION OF THE ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (ii) THE STATUS OF SELLERS' TITLE TO THE ASSETS, AND (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF

OF SELLERS; IT BEING AGREED BY BUYER THAT BUYER IS, WITHOUT LIMITING ANY RIGHTS OF BUYER HEREUNDER, ACQUIRING THE ASSETS ON AN "AS-IS, WHERE-IS" BASIS, WITH ALL FAULTS, BOTH PATENT AND LATENT, AND REGARDLESS OF HOW SUCH FAULTS WERE CAUSED OR CREATED (BY SELLERS' NEGLIGENCE OR OTHERWISE). SUBJECT ONLY TO THE PROVISIONS OF THIS AGREEMENT TO THE CONTRARY AND SELLERS' OBLIGATIONS ABOVE, BUYER SHALL ASSUME, FROM THE EFFECTIVE TIME FORWARD, ALL RESPONSIBILITIES RELATING TO THE PHYSICAL CONDITION OF THE KOCH OIL PROPERTY AND THE KOCH PIPELINE PROPERTY AND THE COMPLIANCE OF SUCH PROPERTY WITH THE TERMS OF THE KOCH OIL EASEMENTS, KOCH PIPELINE EASEMENTS, KOCH OIL LEASES, AND KOCH PIPELINE LEASES AND ANY APPLICABLE GOVERNMENTAL REQUIREMENTS.

WITHOUT IN ANY WAY LIMITING ITS RIGHTS HEREUNDER, BUYER RECOGNIZES AND ACKNOWLEDGES THAT THE KOCH OIL PROPERTY AND THE KOCH PIPELINE PROPERTY HAS BEEN USED, AMONG OTHER THINGS, FOR THE TRANSPORTATION AND STORAGE OF CRUDE OIL AND/OR OTHER PETROLEUM-RELATED MATERIALS. WITHOUT IN ANY WAY LIMITING ITS RIGHTS HEREUNDER, BUYER FURTHER RECOGNIZES THAT THERE MAY HAVE BEEN SPILLS OR RELEASES OF SUCH SUBSTANCES OR OTHER SUBSTANCES IN THE PAST AT OR ON THE KOCH OIL PROPERTY OR THE KOCH PIPELINE PROPERTY OR IN CONNECTION WITH THE OPERATIONS ON SUCH PROPERTY CAUSING SURFACE AND/OR SUBSURFACE CONTAMINATION.

         10.11 USE OF KOCH'S NAME. As soon as practical after Closing (but in no event later than the 180th day thereafter), Buyer shall remove or cause to be removed from the Assets the name "Koch" and all variations and derivatives thereof and logos relating thereto.

         10.12 REGISTRATION RIGHTS OF SELLERS. (a) If (i) either Seller or any Affiliate of such Seller (the "Holder") holds Common Units that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Common Units it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of such Holder, EEP shall file with the SEC as promptly as practical after receiving such request, and use reasonable efforts to cause to become effective (as promptly as practical) and remain effective until the earlier of one year following its effective date and the first date on which the Holder is entitled to sell such Common Units pursuant to paragraph (k) of Rule 144 (taking into account the actions contemplated by Section 10.12(e) below), a shelf registration statement under the Securities Act registering the offering and sale of the number of Common Units specified by the Holder in (a) market sales on the New York Stock Exchange at prevailing market prices and (b) underwritten public offerings, and EEP shall file such amendments and supplements to such registration statement and any prospectus included therein as may be necessary to permit such sales from time to time during such period; provided, however, that EEP shall not be required to file prospectus supplements in order to effect more than two underwritten offerings pursuant to this Section 10.12(a); and provided further, that if the General Partner determines in its good faith judgment that a postponement for up to four months of the filing or effectiveness of the requested registration or the sales pursuant to an effective registration would be in the best interests of EEP and its Partners due to a pending transaction, investigation or other event, the filing or effectiveness of such registration statement or any sales pursuant thereto may be deferred for up to four months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, EEP shall promptly prepare and file such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, EEP would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Common Units in such states. Except as set forth in Section 10.12(c), all reasonable costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by EEP, without reimbursement by the Holder. Notwithstanding anything to the contrary in this Agreement, EEP may defer the filing of a requested registration of Common Units until the earlier of the following: (A) 180 days after the closing of an underwritten public offering by EEP of Common Units and (B) the date fifteen months after the Closing Date.

         (b) If EEP shall at any time propose to file a registration statement under the Securities Act for an offering of Common Units for cash on behalf of EEP (other than an offering relating solely to an employee benefit plan or an offering registered on Form S-4 or any similar form) or a Person holding "demand" registration rights, EEP shall deliver written notice of such fact to the Holder at least 15 days prior to the date it desires to file such registration statement. Upon receipt of such notice, the Holder shall have a period of 10 days thereafter to notify EEP that it desires to include Common Units in such registration statement. Upon receipt of any such request from the Holder, EEP shall use all reasonable efforts to include such number or amount of Common Units held by the Holder in such registration statement as the Holder shall request; provided, however, that EEP shall not be obligated to include any Common Units held by the Holder in such registration statement until the earlier of the following: (i) 180 days after the closing of the first underwritten public offering by EEP of Common Units following the Closing Date and (ii) the date fifteen months after the Closing Date. If the proposed offering pursuant to this Section 10.12(b) shall be an underwritten offering, then, in the event that the managing underwriter of such offering advises EEP and the Holder in writing that in its good faith opinion the inclusion of all or some of the Holder's Common Units would adversely and materially affect the success of the offering, subject to the terms of the immediately succeeding sentence, except for an offering pursuant to Section 10.12(e) below, EEP shall include in such offering only that number or amount, if any, of Common Units held by the Holder which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. Except for the registration rights provided in Section 10.12(e) below in which event Holder shall be the last one to be cut-back, in the event any other Person holding "piggy-back" registration rights desires to include Common Units held by it in such offering pursuant to an exercise of such "piggy-back" registration rights and some or all of the Common Units that the Holder desires to include are not included as provided in the previous sentence, the number of Common Units that the Holder and such other Person are not permitted to include shall be reduced proportionately, based on the number that each requested to be included. Except as set forth in Section 10.12(c) and in
Section 10.12(e), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions applicable to Holder's and any other Person's pro rata share) shall be paid by EEP, without reimbursement by the Holder. It is understood and agreed that any exercise by the Holder of its "piggy-back" registration rights pursuant to this Section 10.12(b) shall not be construed as an exercise by the Holder of a "demand" registration right pursuant to Section 10.12(a) above or
Section 10.12(e) below.

         (c) If underwriters are engaged in connection with any registration referred to in this Section 10.12, EEP shall provide indemnification, representations, covenants, opinions and other assurances to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of EEP's obligation under Section 10.01(b), EEP shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements), imposed upon or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 10.12(c) as a `claim' and in the plural as `claims'), based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Common Units were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period EEP is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that EEP shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to EEP by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

         (d) Any request to register Common Units pursuant to this Section 10.12 shall (i) specify the Common Units intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Common Units for distribution, (iii) describe the nature or method of the proposed offer and sale of Common Units, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit EEP to comply with all applicable requirements in connection with the registration of such Common Units. In connection with any registration statement filed by EEP that includes Common Units held by the Holder, EEP agrees to use commercially reasonable efforts to furnish the Holder with as many copies of the applicable prospectus as the Holder may reasonably request.

         (e) In addition to the foregoing, EEP will, in connection with any sale by the Holder of Common Units, provide reasonable information and will ensure that executive officers of EEP participate (at EEP's reasonable expense) in a "road show" (as such term is ordinarily used in connection with registered distributions of securities) in the event that:

                  (i) the Holder so requests prior to the fifth anniversary of the Closing Date, and

                  (ii) the Holder has a bona fide expectation of selling Common Units having a fair market value of at least $5 million.

In the event EEP is required to take any actions pursuant to this Section 10.12(e) and a nationally recognized securities law firm (mutually agreed to by EEP and Holder) determines in a written opinion delivered to EEP and Holder that such actions require an effective registration statement, EEP shall use its commercially reasonable efforts to cause to become effective a registration statement as contemplated by Section 10.12(a) above. All reasonable costs and expenses of any such registration under this Section 10.12(e) shall be paid by Holder (other than the underwriting discounts and commissions applicable to any other Person). Notwithstanding the foregoing, in no event shall EEP be obligated
(a) to take any actions pursuant to this Section 10.12(e) if EEP has filed prospectus supplements pursuant to Section 10.12(a), with respect to two underwritten offerings that have been closed, (b) to take any actions pursuant to this Section 10.12(e) in connection with more than one sale by the Holder if EEP has filed a prospectus supplement pursuant to Section 10.12(a) with respect to one underwritten offering that has been closed, or (c) to take any actions pursuant to this Section 10.12(e) in connection with more than two sales by the Holder if EEP has filed no prospectus supplements in order to effect underwritten offerings pursuant to Section 10.12(a).

         10.13 POST-CLOSING ASSIGNMENT OF TELECOMMUNICATION RIGHTS. Buyer agrees from time to time to assign to Seller the partial, non-exclusive right to install, own and operate conduits, wires, cables, equipment and such other devices as may be necessary or useful in connection with the transmission and/or carriage of telephone, telegraph, television or other communication signals (collectively, "Telecom Devices") in the areas covered by the Easements that constitute a part of the Pipeline System, other than the gathering lines from a production facility or in-station lines located within a plant facility (the "Subject Easements"); provided that Buyer only shall be obligated to assign such rights to Seller to the extent (a) Seller delivers a written request therefor to Buyer prior to the 21st anniversary of the Closing Date, and (b) the applicable underlying Subject Easements permit (i) Buyer to install, own and operate Telecom Devices in the areas covered by such Subject Easements, (ii) Buyer to assign to third parties the right to install, own and operate Telecom Devices in the areas covered by such Subject Easements, and (iii) Buyer and third parties concurrently and separately to install, own and operate Telecom Devices in the areas covered by such Subject Easements. Each such assignment of rights by Buyer pursuant to this Section 10.13 (w) shall be subject in all respects to the terms and provisions of the applicable underlying Subject Easements and shall provide that Seller agrees to be bound by the terms and provisions of the applicable underlying Subject Easements, (x) shall be made without representation or warranty by Buyer of any kind, including, without limitation, any representation or warranty as to title to the applicable underlying Subject Easements, (y) shall be made without the requirement of payment to Buyer of any additional consideration therefor, it being agreed that the consideration for each such assignment shall be the mutual covenants of the parties set forth herein, and
(z) shall provide that the rights granted thereunder only may be exercised by Seller to the extent that the exercise of such rights does not unreasonably interfere with the ownership, operation or maintenance by Buyer or third parties of the Koch Pipeline Property, the Koch Oil Property, Telecom Devices or other assets and properties located within the areas covered by the applicable underlying Subject Easements, it being agreed that the precise location of any such Telecom Devices to be installed by Seller shall be determined by Buyer in its good faith discretion. To the extent that Buyer is not obligated to assign to Seller the rights described herein pursuant to the terms of this Section
10.13 and Seller procures rights-of-way covering all or any portion of the area covered by any such Subject Easement (A) Buyer agrees to consent to the installation, ownership and operation of Telecom Devices by Seller pursuant to the terms of such rights-of-way in the area covered by such Subject Easement to the extent and only to the extent that such installation, ownership and operation of Telecom Devices by Seller does not unreasonably interfere with the ownership, operation or maintenance by Buyer or third parties of the Koch Pipeline Property, the Koch Oil Property, Telecom Devices or other assets and properties located within the area covered by such Subject Easement, it being agreed that the precise location of any such Telecom Devices to be installed by Seller shall be determined by Buyer in its good faith discretion and (B) Buyer and Seller agree to execute and deliver a mutually agreeable Encroachment Agreement consistent with the terms and provisions of this Section 10.13 containing the consent of Buyer described in clause (A) immediately preceding and setting forth the terms and conditions pursuant to which Seller and Buyer, if applicable, shall be entitled to install, own and operate Telecom Devices in the area covered by such rights-of-way. Buyer agrees to provide notice of Buyer's agreements set forth in this Section 10.13 to any prospective purchaser of all or any part of the Koch Pipeline Property or Koch Oil Property affected thereby. Seller shall provide Buyer with reasonable notice in writing prior to the installation of any Telecom Devices pursuant to the provisions of this Section 10.13. Notwithstanding any provision of this
Section 10.13 to the contrary, (1) Seller shall not have the right to exercise any of the rights assigned to it under this Section 10.13 to the extent that the exercise of such rights would unreasonably interfere with the ownership, operation or maintenance by Buyer or third parties of the Koch Pipeline Property, the Koch Oil Property, Telecom Devices or other assets and properties located within the area covered by such Subject Easement, (2) in no event shall Buyer be required to keep in effect any rights under any Subject Easement permitting Buyer to install, own and operate Telecom Devices in the area covered by such Subject Easement or to assign to third parties the right to install, own and operate Telecom Devices in the area covered by such Subject Easement, and
(3) Seller shall indemnify, defend, hold harmless and release the Buyer Indemnified Parties from and against all Claims and Damages suffered or incurred by the Buyer Indemnified Parties that arise out of, result from or are payable as a result of the exercise by Seller of the rights granted to Seller pursuant to this Section 10.13.

         10.14 COOPERATION REGARDING LITIGATION. Following Closing, Buyer shall permit Sellers and their Affiliates reasonable access to the Records at reasonable times and shall permit Sellers to interview, depose and present for deposition or trial any New Employee for the purpose of defending against or prosecuting Claims asserted by or against Sellers or their Affiliates, excepting Claims by or against Buyer or its Affiliates. Sellers or their Affiliates shall reimburse Buyer for Buyer's reasonable expenses associated with producing New Employees for interview, deposition or trial.

         10.15 AGREEMENT REGARDING CHASE PIPELINE. Until the first to occur of the 10th anniversary of the Closing Date or the date on which the applicable Affiliate of Koch Pipeline sells its interest in the Chase Transportation Company ("Chase Pipeline"), Koch Pipeline agrees to use commercially reasonable efforts to cause Chase Pipeline to maintain its existing crude oil pipelines in crude service. In addition, if the applicable Affiliate of Koch Pipeline sells its interest in the Chase Pipeline prior to the 10th anniversary of the Closing Date, Koch Pipeline agrees to use commercially reasonable efforts to obtain a covenant from the purchaser of such interest to cause Chase Pipeline to maintain its existing crude oil pipelines in crude service until the first to occur of the 10th anniversary of the Closing Date or the date on which Buyer or its applicable designee has access to an alternate route with available capacity for transportation by Buyer of up to 25,000 barrels per day of crude oil volumes originating in Kansas and Colorado and being shipped to Cushing, Oklahoma. In connection with any sale by the applicable Affiliate of Koch Pipeline of its interest in Chase Pipeline, Koch Pipeline agrees to notify Buyer of such pending transaction and provide Buyer a copy of the contractual language intended to satisfy Koch Pipeline's obligations under this Section 10.15, in each case at least ten days prior to such sale.


                                   ARTICLE 11
                                  MISCELLANEOUS

         11.01 GOVERNING LAW. This Agreement and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction.

         11.02 ENTIRE AGREEMENT. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) constitutes the entire agreement between the Parties and supersedes all prior agreements, documents or other instruments with respect to the matters covered hereby. The Parties make, and have made, no oral agreements or undertakings pertaining to the subject matter of this Agreement, except for any that are no longer in effect. In the event of any irreconcilable conflict between the terms of this Agreement and any conveyancing documents contemplated hereby, the terms of this Agreement shall be controlling.

         11.03 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.04 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         11.05 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but except as provided below neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties. Buyer may assign in whole or in part this Agreement and its rights and obligations arising hereunder to any Affiliate of Buyer in connection with the sale of all or any part of the Assets, or the right to purchase same, to such Affiliate or to any Affiliate of Buyer designated by Buyer to receive any of the Assets to be transferred hereunder; provided, however, that, without the prior consent of Seller, no such assignment shall relieve Buyer from any obligations under this Agreement. Koch Oil may assign in whole or in part this Agreement and its rights and obligations arising hereunder to any Affiliate of Koch Oil; provided, however, that, without the prior consent of Buyer, no such assignment shall relieve Koch Oil from any obligations under this Agreement. Koch Pipeline may assign in whole or in part this Agreement and its rights arising hereunder to any Affiliate of Koch Pipeline; provided, however, that, without the prior consent of Buyer, no such assignment shall relieve Koch Pipeline from any obligations under this Agreement. Koch Pipeline's rights under Section 10.13 shall be freely assignable.

         11.06 NOTICES. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by telecopier shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the parties shall be as follows:

         For Koch Pipeline:         Koch Pipeline Company, L.P.
                                    4111 East 37th Street North
                                    Wichita, Kansas 67220
                                    Attn:  President
                                    Telecopy No.:  (316) 828-6097
                                    With a courtesy copy to the same address, Attn:  Legal Department.

         For Koch Oil:              Koch Oil Company
                                    4111 East 37th Street North
                                    Wichita, Kansas  67220
                                    Attn:  President
                                    Telecopy No.:  (316) 828-8245
                                    With a courtesy copy to the same address, Attn:  Legal Department.

         For EOTT:                  EOTT Energy Operating Limited Partnership
                                    c/o EOTT Energy Corp.
                                    1330 Post Oak Blvd., Suite 2700
                                    Houston, Texas 77056
                                    Attn:  Stephen W. Duffy, Vice President and General Counsel
                                    Telecopy No.:  (713) 993-5813

         For EEP:                   EOTT Energy Partners, L.P.
                                    c/o EOTT Energy Corp.
                                    1330 Post Oak Blvd., Suite 2700
                                    Houston, Texas 77056
                                    Attn:  Stephen W. Duffy, Vice President and General Counsel
                                    Telecopy No.:  (713) 993-5813
                                    With a courtesy copy to the same address, Attn:  Gary Luce

Each party shall have the right, upon giving 10 days' prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

         11.07 EXPENSES. Each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and consultants).

         11.08 SEVERABILITY. If a minor or immaterial provision of this Agreement (i.e., one that does not affect the essential nature of, or consideration for, the arrangement among the parties reflected hereby) is declared by a court of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity or enforceability of the remaining provisions of this

Agreement, which shall continue in full force and effect. In such event, however, the parties shall negotiate in good faith to replace such invalid or unenforceable provision with a valid and enforceable provision that places each Party in substantially the same position it would have been in had such original provision been valid and enforceable.

         11.09 AMENDMENT. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) may not be amended except by an instrument in writing signed by each of the Parties.

         11.10 FURTHER ACTIONS. Each Party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement. In addition, Sellers will provide an audited historical statement, as of December 31, 1997, of the net property, plant and equipment and working inventory comprising a part of the Assets as they existed as of the date of this Agreement, and provide reasonable assistance if necessary in order for Buyer to satisfy applicable public company reporting requirements. Sellers agree to cause the Initial Holder to vote all of its Common Units in favor of the Proposals, as defined in the Support Agreement.

         11.11 THIRD-PARTY BENEFICIARIES. Except as expressly set forth in
Section 10.01 (with respect to Buyer Indemnified Parties or the Seller Indemnified Parties other than Sellers or Buyer), nothing in this Agreement is intended to create any third-Party beneficiary rights respecting any person or entity, or to confer upon any person, other than the parties and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the parties specifically negate any such intention.

         11.12 INJUNCTIVE RELIEF; CUMULATIVE REMEDIES. In the event of a breach or threatened breach by any Party of the provisions of this Agreement, the other Parties shall, in addition to all other rights or remedies available at law or in equity, be entitled to an injunction to prevent irreparable injury. Except as expressly provided herein, any party shall have the right to pursue any other remedies available for such breach or threatened breach, including specific performance or the recovery of damages.

         11.13 COUNTERPARTS; EXHIBITS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Attachments, Schedules and Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

         11.14 PUBLICITY. Prior to making any public announcement with respect to the transactions contemplated hereby, each Party agrees to consult with the other Parties and to use reasonable efforts to agree upon the text of a proposed joint announcement or obtain the other Party or Parties approval of the text of such announcement (which approval shall not be unreasonably withheld); provided, however, that any Party may make such disclosures or statements as it reasonably believes may be required by applicable Legal Requirements, including any rules or regulations of any stock exchange.

         11.15 GOOD FAITH. The Parties agree to act reasonably and in good faith in connection with their dealings with each other under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                    SELLERS:

                                    KOCH PIPELINE COMPANY, L.P.

                                    By:
                                        ----------------------------------------
                                               A.L. Botterweck, President

                                    KOCH OIL COMPANY,
                                    a division of KOCH INDUSTRIES, INC.

                                    By:
                                        ----------------------------------------
                                             James B. Urban, Vice President

                                    EOTT:

                                    EOTT ENERGY OPERATING LIMITED PARTNERSHIP

                                    By:      EOTT Energy Corp.
                                             Its General Partner

                                             By:
                                                 -------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                    EEP:
                                    EOTT ENERGY PARTNERS, L.P.

                                    By:      EOTT Energy Corp.
                                             Its General Partner

                                             By:
                                                 -------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                  ATTACHMENT I

                                  DEFINED TERMS

         "Actual Property Taxes" shall have the meaning given such term in
Section 10.05(a).

         "ARCO Consents" shall have the meaning given such term in Section 7.05(f).

         "ARCO Properties" shall have the meaning given such term in Section 7.05(f).

         "Affiliate" shall mean, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term "control" includes (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

         "Agreement" shall have the meaning given such term in the introductory paragraph hereof.

         "Ancillary Agreement" shall have the meaning given such term in Section 6.07(b).

         "APIs" shall have the meaning given such term in the EEP Partnership Agreement.

         "Assets" shall mean the Koch Pipeline Property and/or the Koch Oil Property, as the context may require.

         "Audit Committee Approvals" shall have the meaning given such term in
Section 9.01(g).

         "Board Approvals" shall have the meaning given such term in Section 9.01(h).

         "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, or Houston, Texas, are required or authorized by law to be closed.

         "Buyer" shall have the meaning given such term in the introductory paragraph hereof.

         "Buyer Indemnified Parties" shall have the meaning given such term in
Section 10.01(a).

         "Cash Consideration" shall have the meaning given such term in Section 3.01(a).

         "Claim Notice" shall have the meaning given such term in Section 10.01(d).

         "Claims" shall mean any and all claims, notices, actions, suits, injunctions, citations, directives, summons, investigations, or other demands or proceedings, whether in the nature of judicial or pre-judicial proceedings, arbitration or mediation proceedings, made or brought against a

Person for recovery of Damages, personal injury, emotional injury, redress of alleged wrongs, or prosecution or enforcement of alleged obligations, or otherwise purporting to hold such Person responsible for any matter.

         "Closing" shall have the meaning given such term in Section 4.01.

         "Closing Date" shall have the meaning given such term in Section 4.01.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

         "Common Units" shall have the meaning given such term in the EEP Partnership Agreement.

         "Contracts" shall mean the Koch Pipeline Contracts and/or the Koch Oil Contracts, as the context may require.

         "Creditor's Rights" shall have the meaning given such term in Section 5.02(a).

         "Damages" shall mean any and all damages (including punitive damages), losses, costs (including, without limitation, costs to apply for and obtain Permits), liabilities, expenses (including, without limitation, expenses of investigation, defense and settlement of any Claim, including reasonable fees and disbursements of counsel, court costs, and consultants' and experts' fees), debts, accounts, liens, judgments, penalties and fines, in each case of whatever kind or nature, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable; provided, however, that the term "Damages" shall not include any consequential or indirect damages suffered by a Buyer Indemnified Party or a Seller Indemnified Party or punitive damages payable to a Buyer Indemnified Party or a Seller Indemnified Party.

         "Easement Gap" shall have the meaning given such term in Section
7.05(b).

         "Easements" shall mean the Koch Pipeline Easements and/or the Koch Oil Easements, as the context may require.

         "EEP" shall have the meaning given such term in the introductory paragraph hereof.

         "EEP Organizational Documents" shall have the meaning given such term in Section 6.07(a).

         "EEP Partnership Agreement" shall mean that certain Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P., dated as of March 25, 1994, as amended by that certain Amendment No.1 to Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. dated as of August 8, 1995, as further amended by that certain Amendment No.2 to Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. dated as of July 16, 1996, as further amended by that certain Amendment No.3 to Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. dated as of February 13, 1997.

         "Effective Time" shall have the meaning given such term in Section 2.01(a).

         "Employee Schedule" shall have the meaning given such term in Section 10.07(b).

         "Encumbrances" shall mean any lien, mortgage, deed of trust, pledge, security interest, conditional sales arrangement, defect in title, option, preferential purchase right, right of first refusal or other encumbrance or title imperfection.

         "Environmental Legal Requirements" shall mean any and all Legal Requirements relating to the protection or conservation of human health or safety (whether of the Employees, members of the public, the public at large, or otherwise) or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection laws.

         "Environmental Permits" shall mean any and all permits, licenses, approvals, exemptions or authorizations, and any amendments, modifications, terminations, renewals or updates thereof required under Environmental Legal Requirements in connection with the ownership or operation of the Assets.

         "EOTT" shall have the meaning given such term in the introductory paragraph hereof.

         "EOTT's Plans" shall have the meaning given such term in Section 10.07(f).

         "Equity Consideration" shall have the meaning given such term in
Section 3.01(b).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Estimated Property Taxes" shall have the meaning given such term in
Section 10.05.

         "Exchange Act" shall have the meaning given such term in Section 6.06.

         "Excluded Assets" shall have the meaning given such term in Section 2.01(d).

         "Excluded Third-Party Claims" shall have the meaning given such term in
Section 10.01(a)(v).

         "Fee Acreage" shall mean the Koch Pipeline Fee Acreage and/or the Koch Oil Fee Acreage, as the context may require.

         "General Partner" shall mean EOTT Energy Corp., a Delaware corporation, in its capacity as the general partner of EOTT and/or EEP, as the context may require.

         "Governmental Entity" shall mean any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America or any foreign country, or any state, county, municipality or local governmental body or political subdivision or any such other foreign country.

         "Hazardous Materials" shall mean (a) any hazardous materials, hazardous wastes, solid wastes, hazardous substances, and toxic substances as those or similar terms are defined under any Environmental Legal Requirements; (b) any medical, infectious, or special wastes as those or similar terms are defined under any Environmental Legal Requirements; (c) any asbestos, whether friable or non-friable; (d) any polychlorinated biphenyls ("PCBs"), or PCB-containing materials; (e) radon gas; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or with respect to which any Environmental Law or Governmental Authority requires environmental investigation, monitoring or remediation.

         "Holder" shall have the meaning given such term in Section 10.12(a).

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Improvements" shall mean the Koch Pipeline Improvements and/or the Koch Oil Improvements, as the context may require.

         "Indemnified Party" shall have the meaning given such term in Section 10.01(d).

         "Indemnified Persons" shall have the meaning given such term in Section 10.12(c).

         "Indemnifying Party" shall have the meaning given such term in Section 10.01(d).

         "Initial Holder" shall have the meaning given such term in Section
3.01.

         "knowledge" and any variations thereof or words to the same effect shall mean, with respect to Sellers, (a) in all instances other than those provided for in clause (b) immediately following, the actual knowledge of the officers, directors, managers, supervisors, and key operational personnel of Sellers that have responsibility for the matter in question or that are reasonably likely to have pertinent information regarding the matter in question and (b) in the case of the knowledge of Sellers as used in the Sections identified below, the current actual knowledge of the applicable individuals designated below, which individuals shall not have any specific or additional duty to review documents or records or interview other persons in order to gain any new actual knowledge or to refresh memories of their past knowledge:

         SECTION           APPLICABLE CONTROL GROUP

         5.05              Allen Olson, Shane Pierce, Tony Botterweck and Brad Urban
         5.06(b)           Phil Wright, Sherry Jackson and Priscilla Norton
         5.06(d)           Phil Wright, Sherry Jackson and Priscilla Norton
         5.09(a)           Perry Barone, Wes Christensen, John Early, Thomas McCaleb and Ed McMullen
         5.09(b)           Perry Barone, Wes Christensen, John Early, Thomas McCaleb and Ed McMullen
         5.18              Shane Pierce and James Smith
         10.02(a)(ii)      Sidney H. Johnson

         "Known Contamination" shall have the meaning given such term in Section 10.02(a)(ii).

         "Koch Oil" shall have the meaning given such term in the introductory paragraph hereof.

         "Koch Oil Contracts" shall have the meaning given such term in Section 2.01(c)(vii).

         "Koch Oil Easements" shall have the meaning given such term in Section 2.01(c)(iv).

         "Koch Oil Fee Acreage" shall have the meaning given such term in
Section 2.01(c)(i).

         "Koch Oil Improvements" shall have the meaning given such term in
Section 2.01(c)(iii).

         "Koch Oil Leases" shall have the meaning given such term in Section 2.01(c)(ii).

         "Koch Oil Operations" shall have the meaning given such term in Section 2(c).

         "Koch Oil Permits" shall have the meaning given such term in Section 2.01(c)(ix).

         "Koch Oil Property" shall have the meaning given such term in Section 2.01(c).

         "Koch Oil Real Property" shall have the meaning given such term in
Section 2.01(c)(iv).

         "Koch Oil Records" shall have the meaning given such term in Section 2.01(c)(x).

         "Koch Oil Tangible Personal Property" shall have the meaning given such term in Section 2.01(c)(v).

         "Koch Pipeline" shall have the meaning given such term in the introductory paragraph hereof.

         "Koch Pipeline Contracts" shall have the meaning given such term in
Section 2.01(b)(vii).

         "Koch Pipeline Easements" shall have the meaning given such term in
Section 2.01(b)(iv).

         "Koch Pipeline Fee Acreage" shall have the meaning given such term in
Section 2.01(b)(i).

         "Koch Pipeline Improvements" shall have the meaning given such term in
Section 2.01(b)(iii).

         "Koch Pipeline Leases" shall have the meaning given such term in
Section 2.01(b)(ii).

         "Koch Pipeline Permits" shall have the meaning given such term in
Section 2.01(b)(ix).

         "Koch Pipeline Property" shall have the meaning given such term in
Section 2.01(b).

         "Koch Pipeline Real Property" shall have the meaning given such term in
Section 2.01(b)(iv).

         "Koch Pipeline Records" shall have the meaning given such term in
Section 2.01(b)(x).

         "Koch Pipeline Tangible Personal Property" shall have the meaning given such term in Section 2.01(b)(v).

         "Leased Land" shall mean the Koch Pipeline Leased Lands and/or the Koch Oil Leased Land, as the context may require.

         "Legal Requirements" shall mean (a) any and all laws, statutes, codes, rules, regulations, ordinances, judgments, orders, writs, decrees, requirements or determinations of any Governmental Entity, (b) to the extent not covered by clause (a) immediately above, any and all requirements of permits, licenses, certificates, authorizations, concessions, franchises or other approvals granted by any Governmental Entity, and (c) any and all duties arising under applicable common law, it being understood that the term "Environmental Legal Requirements" is included within the scope of the term "Legal Requirements."

         "Limited Partner" shall have the meaning given such term in the EEP Partnership Agreement.

         "Material Contracts" shall have the meaning given such term in Section 5.05.

         "Millennial Dates" shall have the meaning given such term in Section 5.18.

         "National Securities Exchange" means an exchange registered with the SEC under Section 6(a) of the Exchange Act.

         "New Employee(s)" shall have the meaning given such term in Section 10.07(e).

         "Notice Period" shall have the meaning given such term in Section 10.01(d).

         "NYSE" shall have the meaning given such term in Section 6.06.

         "Party(ies)" shall have the meaning given such term in the introductory paragraph hereof.

         "Past Service" shall have the meaning given such term in Section 10.07(f).

         "Permits" shall mean the Koch Pipeline Permits and/or the Koch Oil Permits, as the context may require.

         "Permitted Encumbrances" shall mean the following matters:

                  (i) All federal, state or local laws, rules, orders, ordinances or regulations that govern or apply to the ownership, operation or transfer of such property;

                  (ii)  Any lien for Taxes that are not yet due and payable;

                  (iii) Materialmen's, mechanic's, repairmen's, employees', contractors', tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action;

                  (iv) Preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties;

                  (v) All rights reserved to or vested in any governmental, statutorial or public authority to control or regulate any of the real property interests constituting a part of the Assets; and

                  (vi) Any matters that are waived in writing by Buyer or otherwise released or satisfied by Sellers on or prior to the Closing Date.

         "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including, without limitation, any Governmental Entity.

         "Pipeline Systems" shall have the meaning given such term in Section 2.01(b).

         "Pricing Date" shall have the meaning given such term in Section 5.04.

         "Property Taxes" shall have the meaning given such term in Section
10.05.

         "Public Documents" shall have the meaning given such term in Section 6.06.

         "Real Property" shall mean the Koch Pipeline Real Property and/or the Koch Oil Real Property, as the context may require.

         "Records" shall mean the Koch Pipeline Records and/or the Koch Oil Records, as the context may require.

         "Remediation Costs" shall have the meaning give such term in Section 10.02(a)(iv).

         "Remediation Plan" shall have the meaning given such term in Section 10.02(e)(v).

         "Reports" shall have the meaning given such term in Section 5.11(d).

         "SEC" shall have the meaning given such term in Section 6.06.

         "Securities Act" shall have the meaning given such term in Section
6.06.

         "Seller(s)" shall have the meaning given such term in the introductory paragraph hereof.

         "Seller Indemnified Parties" shall have the meaning given such term in
Section 10.01(b).

         "Sellers' Plans" shall have the meaning given such term in Section 10.07(e).

         "Shell" shall have the meaning given such term in Section 10.02(c).

         "Shell Agreement" shall have the meaning given such term in Section 10.02(c).

         "Shell Location" shall have the meaning given such term in Section 10.02(c)(ii).

         "Shell Pipeline System" shall have the meaning given such term in
Section 10.02(c).

         "Subject Easements" shall have the meaning given such term in Section 10.13.

         "Subordinated Units" shall have the meaning given such term in the EEP Partnership Agreement.

         "Support Agreement" shall mean that certain Support Agreement dated September 21, 1998, among Enron Corp., EEP and EOTT.

         "Surface Leases" shall mean the Koch Pipeline Leases and/or the Koch Oil Leases, as the context may require.

         "System Employees" shall have the meaning given such term in Section 10.07(b)

         "Tangible Personal Property" shall mean the Koch Pipeline Tangible Personal Property and/or the Koch Oil Tangible Personal Property, as the context may require.

         "Taxes" shall mean any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, leased, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any and all penalties, additions to tax, or additional amounts with respect thereto; provided, however, that the term "Taxes" shall not include Transfer Taxes.

         "Telecom Devices" shall have the meaning given such term in Section 10.13.

         "Title Costs" shall mean all reasonable external costs, liabilities and expenses (including reasonable fees paid to outside professionals or service providers, judgments and settlements) incurred by the Buyer Indemnified Parties as a result of or in connection with Unobtained Consents, Easement Gaps or the breach of Title Warranties, which costs, liabilities and expenses must have been incurred in a commercially reasonable manner in the course of:

                  (a) rerouting pipelines or purchasing replacement pipe, equipment, rights-of-way, easements or similar agreements, permits, licenses, fees, or leases;

                  (b) paying grantors in exchange for the granting of consents to or approvals of assignment of any Assets (or portions thereof) in situations where a need for such consent/approval is determined to exist by Buyer in good faith, or rerouting pipeline or purchasing replacement pipe, equipment, rights-of-way, easements or similar agreements, permits, licenses, fees or leases in situations where (i) such consent/approval cannot be reasonably obtained after the use of reasonable efforts to obtain same for a reasonable amount of time and
         (ii) no "use agreement" is reasonably acceptable to Buyer; and/or

                  (c) defending against trespass or related claims, or paying related judgments or settlements.

         "Title Warranties" shall have the meaning given such term in Section 7.05(c).

         "Transfer Taxes" shall mean any sales, use, excise, stock, stamp, document, filing, recording, authorization and similar taxes, fees and charges levied by a Governmental Entity.

         "Unitholder Approvals" shall have the meaning given such term in
Section 9.01(g).

         "Unknown Contamination" shall have the meaning give such term in
Section 10.02(a)(i).

         "Unknown Contamination Event" shall have the meaning give such term in
Section 10.02(a)(iii).

         "Unobtained Consents" shall have the meaning given such term in Section 7.05(d).

         "West Texas Transaction" shall mean the transaction among Sellers and EOTT that was consummated on July 1, 1998 pursuant to the terms of that certain Purchase and Sale Agreement of the same date among such parties.

         "Year 2000 Issues" shall have the meaning given such term in Section 5.18.

                                  SCHEDULE 3.02

                            Purchase Price Allocation


Class I           0
Class II          0
Class III         Entire Value
Class IV          0
Class V           0

                               FIRST AMENDMENT TO
                          PURCHASE AND SALE AGREEMENT

     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Amendment") is entered into by and among Koch Pipeline Company, L.P. ("KPL"), Koch Oil
Company, a division of Koch Industries, Inc. ("KOC"), EOTT Energy Partners, L.P. ("EOTT PARTNERS") and EOTT Energy Operating Limited Partnership ("EOTT OPERATING"), dated as of this 1st day of December, 1998.

     WHEREAS, KPL, KOC, EOTT PARTNERS and EOTT OPERATING have entered into that certain Purchase and Sale Agreement dated as of September 21, 1998 (the "Agreement").

     WHEREAS, KPL, KOC, EOTT PARTNERS and EOTT OPERATING desire to amend the Agreement as provided herein.

     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and obligations set forth herein, KPL, KOC, EOTT PARTNERS and EOTT OPERATING do hereby covenant and agree as follows:

     1. DEFINED TERMS. Terms defined in the Agreement are used herein with the same meanings.

     2. REPLACEMENT OF CERTAIN EXHIBITS AND SCHEDULES. The following exhibits and schedules that were attached to the Agreement are hereby deleted and replaced by the respective exhibits and schedules attached hereto:

     EXHIBIT A   KOCH PIPELINE PROPERTY
                 Part I - Narrative Description of Pipeline Assets
                 Part II - Map of Pipeline Systems
                 Part III - Koch Pipeline Fee Acreage
                 Part IV - Koch Pipeline Leases
                 Part V - Koch Pipeline Easements
                 Part VI - Certain Koch Pipeline Tangible Personal Property
                 Part VII - Certain Koch Pipeline Contracts
                 Part VIII - Certain Intellectual Property Rights and Software
     EXHIBIT B   KOCH OIL PROPERTY
                 Part I - Narrative Description of Koch Oil Properties
                 Part II - Map of Koch Oil Pipelines
                 Part III - Koch Oil Fee Acreage
                 Part IV - Koch Oil Leases
                 Part V - Koch Oil Easements
                 Part VI - Certain Koch Oil Tangible Personal Property
                 Part VII - Certain Koch Oil Contracts
                 Part VIII - Certain Intellectual Property Rights and Software
     EXHIBIT C   EXCLUDED ASSETS
     SCHEDULE 2.01(c) -- KOCH OIL OPERATIONS AREAS
     SCHEDULE 5.03 -- APPROVALS AND NOTICES
     SCHEDULE 5.05 -- MATERIAL CONTRACTS
     SCHEDULE 5.10 -- LITIGATION
     SCHEDULE 5.11 -- ENVIRONMENTAL AND HEALTH MATTERS
     SCHEDULE 10.08 -- PHYSICAL INVENTORY

     3. AMENDMENT OF SECTION 3.01. Section 3.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

         "3.01 CONSIDERATION AT CLOSING. Subject to the terms and conditions of this Agreement, as consideration for the sale by Sellers of the Assets to Buyer, Sellers shall receive the following consideration at Closing from
     Buyer:

         (a) subject to adjustment pursuant to Section 7.07, an aggregate cash payment equal to $184,000,000 (the "Cash Consideration"); and

         (b) one or more certificates representing, in the aggregate, 2,000,000 Common Units and 2,000,000 Subordinated Units in EEP (the "Equity Consideration").

     Koch Oil shall be entitled to the Cash Consideration to the extent consideration is allocated, pursuant to Section 3.02 of this Agreement, to assets transferred by Koch Oil to Buyer. Koch Pipeline shall be entitled to all of the Equity Consideration as well as any Cash Consideration to which Koch Oil is not entitled. Payment of the Cash Consideration by Buyer to Sellers at Closing shall be made by wire transfer of immediately available funds to a single account designated by Koch Oil and Koch Pipeline, which designation shall be made not later than two Business Days prior to the Closing Date. The Equity Consideration shall be paid at Closing by the delivery to Koch Pipeline of one or more certificates evidencing the Equity Consideration (in its capacity as the initial holder of the Equity Consideration, Koch Pipeline shall be referred to herein as the "Initial Holder")."

     4. AMENDMENT OF SECTION 6.09. Section 6.09 of the Agreement is hereby amended to read as follows:

         "6.09 VALIDITY OF SECURITIES. The 1,996,000 Common Units and the 2,000,000 Subordinated Units to be issued to the designee of Sellers hereunder at Closing will, upon their issuance, be duly authorized, validly issued, fully paid and nonassessable, and the 4,000 Common Units to be transferred to the designee of Sellers hereunder at Closing have been duly authorized and are validly issued, fully paid and nonassessable and will, upon their transfer, be transferred free and clear of all liens, claims and encumbrances."

     5. AGREEMENT REGARDING VARIOUS MATTERS. The parties hereto do hereby agree that in exchange for the agreements of KPL set forth in section 6 below and Sellers' agreement to transfer certain field PC software rights to Buyer, Buyer agrees to assume full responsibility for (a) all repair costs attributable to the collapse of the internal floating roof on a 55,000 bbl. Tank at the Horton Station, (b) all repair costs attributable to the leak which developed in the side wall of tank #88150 at Fryburg Station, North Dakota, (c) those matters listed on Attachment I attached hereto, and (d) all obligations of Seller under that certain letter of understanding dated August 31, 1998 with the U.S. Forest Service regarding the North Dakota right-of-way.

     6. AMENDMENT OF EEP PARTNERSHIP AGREEMENT. KPL, as the Initial Holder of the Equity Consideration, hereby consents to the amendment of the EEP Partnership Agreement to provide that the Initial Holder shall only be entitled to receive a distribution pursuant to section 5.4 of the EEP Partnership Agreement in regard to the fourth quarter of 1998 which is equal to two-thirds of the distribution that the Initial Holder would, but for such amendment, otherwise be entitled to receive pursuant to such section.

     7. RATIFICATION OF AGREEMENT. Except as expressly provided herein to the contrary, the terms, covenants, and conditions of the Agreement shall remain in full force and effect without modification or amendment, and the parties hereto ratify and reaffirm the same in its entirety.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

KOCH PIPELINE COMPANY, L.P.               KOCH OIL COMPANY,
                                          a division of Koch Industries, Inc.

By: /s/ A.L. BOTTERWECK                   By: /s/ JAMES B. URBAN
    ----------------------------------        ----------------------------------
    A.L. Botterweck, President                James B. Urban, Vice President

EOTT ENERGY PARTNERS, L.P.                EOTT ENERGY OPERATING
                                          LIMITED PARTNERSHIP
By: EOTT Energy Corp.                     By: EOTT Energy Corp.
    Its General Partner                       Its General Partner

By: /s/ STEPHEN W. DUFFY                  By: /s/ STEPHEN W. DUFFY
    ----------------------------------        ----------------------------------
    Stephen W. Duffy                          Stephen W. Duffy
    Vice President and General Counsel        Vice President and General Counsel

                                  ATTACHMENT I




1. There are 18 crude trailers not DOT certified that requires replacing. 67 crude trailers are more than ten years old.

2. There are a significant number of vehicles that have excessive mileage. 15 tractors have excessive miles, and 25% of the pickups/sedans (45).

3. LACT Units will need to be installed to measure crude oil movements from Assets being acquired by EOTT Energy Operating Limited Partnership into Assets being acquired by EOTT Energy Pipeline Limited Partnership.

4.   Reroute a line in North Texas at a cost of approx. $75,000.

5.   There is a highway reroute in Oklahoma that will cost approximately
     $100,000.

6. All the pipeline maintenance equipment was sold two years back. Requirements for Backhoe, pipeline mechanic trucks, welding rigs and inventory pipe and meter equipment were identified.